SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
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NOTICE OF ANNUAL STOCKHOLDERS MEETING TO BE HELD THURSDAY, APRIL 28, 2011
INFORMATION CONCERNING THE ANNUAL MEETING
VOTING OF SHARES
ELECTION OF DIRECTORS
PROPOSAL 1
DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE—2010
GRANTS OF PLAN-BASED AWARDS—2010
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2010
NONQUALIFIED DEFERRED COMPENSATION—2010
EQUITY COMPENSATION PLAN INFORMATION
ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSAL 2
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSAL 3
PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
RELATED PERSON RELATIONSHIPS AND TRANSACTIONS
RATIFICATION OF AUDITORS
PROPOSAL 4
AUDIT COMMITTEE REPORT
AUDIT AND NON-AUDIT FEES
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
ANNUAL REPORT

10700 Bren Road West
Minnetonka, Minnesota 55343
Dear Stockholder:
On behalf of the board of directors of American Medical Systems Holdings, Inc., I am pleased to invite you to attend our 2011 Annual Stockholders Meeting. The meeting will be held on Thursday, April 28, 2011, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota.
Your vote is important to us. Whether or not you attend the Annual Stockholders Meeting in person, we ask you to complete, sign and date the enclosed proxy card, and return it promptly in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.
Very truly yours,
Anthony P. Bihl, III
President and Chief Executive Officer
March 30, 2011

10700 Bren Road West
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL STOCKHOLDERS MEETING
TO BE HELD THURSDAY, APRIL 28, 2011

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:
The 2011 Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (AMS) will be held on Thursday, April 28, 2011, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota, for the following purposes:
1.	To elect three directors, each to serve for a three-year term, or until their successors are elected and qualified.

The Board of Directors recommends that you vote FOR each of the director nominees.

2.	To vote on a non-binding, advisory proposal to approve the compensation of our named executive officers.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution.

3.	To vote on a non-binding, advisory proposal to determine the frequency with which we will submit to our stockholders an advisory vote on the compensation of our named executive officers.

The Board of Directors recommends that you vote to conduct future advisory votes on the compensation of our named executive officers every THREE years.

4.	To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2011.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP.

5.	To transact other business if properly brought before the Annual Meeting or any adjournment thereof.
Only stockholders of record as shown on the books of AMS at the close of business on March 15, 2011, will be entitled to vote at the Annual Meeting or any adjournment thereof. Stockholders are entitled to one vote for each share held of record at that time.

March 30, 2011	By Order of the Board of Directors

Jeanne M. Forneris
Senior Vice President, General Counsel and Corporate Secretary

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, Minnesota 55343

Proxy Statement for
Annual Stockholders Meeting
Thursday, April 28, 2011

INFORMATION CONCERNING THE ANNUAL MEETING
               The Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (AMS) will be held on Thursday, April 28, 2011, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota. Please see the attached Notice of Meeting for the purposes of the meeting.
               A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. Postage is not required if mailed within the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock. In addition, certain of our directors, officers, and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our common stock.
               Any proxy card given in response to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in the proxy card. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by:
•	giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting before the proxy card is used;

•	submitting another duly executed proxy card with a later date; or

•	appearing at the Annual Meeting and voting such holder’s stock in person.
               We expect to mail this proxy statement, the proxy card and notice of meeting to our stockholders on or about March 30, 2011.
VOTING OF SHARES
               Our board of directors has fixed the close of business on March 15, 2011, as the record date for determining the stockholders of AMS who are entitled to notice of and to vote at the Annual Meeting. On March 15, 2011, we had 76,997,869 shares of common stock issued and outstanding. For each share of common stock that you own of record at the close of business on March 15, 2011, you are entitled to one vote on each matter voted on at the Annual Meeting. The holders of shares of common stock do not have cumulative voting rights.
               Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock (38,498,935 shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of directors or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A proxy card reflecting a broker non-vote is any proxy card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.
               Assuming a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast in person or by proxy as described in Proposal 1. As a result, the three director nominees receiving the highest vote totals will be elected and votes withheld from the election of director nominees, therefore, will not affect election of the nominees receiving the highest vote totals. Our Corporate Governance Standards address situations in which a director nominee does not receive a majority of the votes cast “FOR” his or her election. This policy is described in more detail under the heading “Election of Directors—Nomination.”
               The affirmative vote of the holders of a majority of shares of our common stock present and entitled to vote in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory proposal on our compensation of our named executive officers as described in Proposal 2.
               Our board of directors recommends that stockholders vote to endorse the holding of a non-binding, advisory vote with respect to named executive compensation every THREE years. You are not being asked to vote to approve the recommendation of our board of directors. You are being asked to choose among four choices on the frequency of a vote for stockholders to consider our compensation of our named executive officers as described in Proposal 3.
               The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011 as described in Proposal 4, and all other business that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal.
               You may vote for all nominees for director, or withhold authority to vote for all or certain nominees for director in Proposal 1. You may vote for or against or you may abstain from voting on Proposals 2 and 4. You may vote for an annual, biennial, or triennial frequency, or you may abstain from voting on Proposal 3. Shares voted as “withhold” on Proposal 1 or “abstain” on Proposals 2 and 4 will be treated as votes against the proposal.
               If you do not direct your broker how to vote on Proposals 1, 2 and 3, your broker may not exercise discretion and may not vote your shares. Broker non-votes are considered to be shares represented by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” at the Annual Meeting. As such, a broker non-vote will not be counted as a vote “For” or “Withheld” with respect to a director in Proposal 1, “For,” “Against” or “Abstain” for Proposal 2, or for any of the frequency choices or “Abstain” for Proposal 3, and, therefore, will have no effect on the outcome of the vote on Proposals 1, 2 and 3. If you do not direct your broker how to vote on Proposal 4, your broker may exercise discretion and may vote your shares.
               Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders, but lacking any voting instructions, will be voted in favor of each nominee for director, in favor of the compensation for our named executive officers, in favor of a vote on the compensation of our named executive officers every three years, and in favor of ratification of Ernst & Young LLP. The proxies named on the proxy card will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, APRIL 28, 2011
This proxy statement and our Annual Report on Form 10-K are available at:
http://materials.proxyvote.com/02744M.

ELECTION OF DIRECTORS
PROPOSAL 1
Nomination
               Our Bylaws provide that the board of directors shall have at least one member, or a different number of members as may be determined by the board, but in no case shall the board exceed nine members. Our Second Amended and Restated Certificate of Incorporation divides the board of directors into three staggered classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year at our annual meeting of stockholders.
               The terms of three current members of the board will expire at the Annual Meeting. The terms of the remaining five current members of the board will expire as indicated in the table that follows. The nominating/corporate governance committee of the board has recommended and the board has nominated Richard B. Emmitt, Christopher H. Porter, Ph.D., and D. Verne Sharma for election as directors at the Annual Meeting to serve as directors for a three-year term expiring at our 2014 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. Mr. Emmitt has served on the board since 1998, Dr. Porter has served on the board since 1998, and Mr. Sharma has served on the board since 2006. No arrangements or understandings exist between any director or nominee and any other person under which such director or nominee was selected.
               The board recommends a vote FOR, and solicits proxies in favor of, the election of each of Mr. Emmitt, Dr. Porter and Mr. Sharma as a director. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of Mr. Emmitt, Dr. Porter and Mr. Sharma unless otherwise directed by the stockholder. Directors will be elected by a plurality of the votes cast in person or by proxy. The three director nominees receiving the highest vote totals will be elected. If, before the Annual Meeting, the board learns that any nominee will be unable to serve because of death, incapacity, or other unexpected occurrence, the proxies that would have been voted for such individual will be voted for any substitute nominee selected by the board. The board believes that Mr. Emmitt, Dr. Porter and Mr. Sharma will be able to serve for their respective terms of election.
               Notwithstanding the plurality voting standard for election of directors, under our Corporate Governance Standards a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election must promptly tender his or her resignation to the board. For purposes of this policy, “majority of the votes cast” means more than 50 percent of the number of votes cast with respect to the applicable director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to the election of directors generally. The nominating/corporate governance committee will recommend to the board whether to accept, reject or take other action regarding the resignation. The board will act on the resignation, taking into account the nominating/corporate governance committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected, or any earlier resignation, removal or death. If the board accepts the director nominee’s resignation, then the board may, in its sole discretion, fill any resulting vacancy or decrease the size of the board pursuant to our Second Amended and Restated Certificate of Incorporation, Bylaws and applicable corporate law.
Information About the Nominees and Other Directors
               The following chart and paragraphs provide information as of the date of this proxy statement about each nominee and each director not standing for election. The information presented includes information that each nominee and each director not standing for election has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes each nominee’s or director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director. Further, we believe that all of our director nominees and directors display professional integrity; have satisfactory levels of education and/or business experience; possess a broad-based business acumen; maintain a strong understanding of our business and the medical device industry; demonstrate strategic thinking and a willingness to share ideas; and have a diversity of experiences, expertise and background.

               The following provides biographical information concerning Mr. Emmitt, Dr. Porter and Mr. Sharma, and the other persons presently serving as directors of AMS but not standing for election at the Annual Meeting.

			Director
Name	Age	Principal Occupation	Since

2011 Nominees for three-year term expiring in 2014

Richard B. Emmitt	66	Managing Director, The Vertical Group, Inc.	1998
Christopher H. Porter, Ph.D.	68	Principal, Medical Genesis	1998
D. Verne Sharma	60	Chief Executive Officer, Calhoun Vision, Inc.	2006

Directors not standing for election this year whose terms expire in 2012

Anthony P. Bihl, III	54	President and Chief Executive Officer, American Medical Systems Holdings, Inc.	2008

Jane E. Kiernan	50	Chief Executive Officer, Salter Labs	2006
Thomas E. Timbie	53	President, Timbie & Company, LLC	2002

Directors not standing for election this year whose terms expire in 2013

Albert Jay Graf	63	Former Group Chairman, Office of the President, Guidant Corporation	2001
Robert McLellan, M.D.	56	Senior Surgical Staff, Director of Gynecologic Oncology Service, Lahey Clinic Foundation	2006

               Richard B. Emmitt has been a General Partner, or a principal of a General Partner, of The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, since 1989. Mr. Emmitt currently serves on the board of directors of Tornier, Inc. and previously served on the board of directors of other public companies including SciMed Life Systems, Wright Medical, ev3 Inc., MicroTherapeutics, Inc. and Xomed Surgical. Mr. Emmitt also serves on the board of directors of BioSET, Inc., ENTrigue Surgical, Inc., Galil Medical, Inc., Incumed Inc., and Tepha, Inc., all privately-held companies. Mr. Emmitt’s qualifications to sit on our board of directors include his business experience and his service on several other medical device company boards of directors.
               Christopher H. Porter, Ph.D. is the Principal of Medical Genesis, a consulting company he founded in 1992. His 30-year career in the medical device industry includes research and development and management experience with 3M, Johnson & Johnson and Pfizer, Inc., as well as several early stage companies. Dr. Porter also served as our Vice President, Research and Development from 1981 to 1987. He has introduced over 30 medical products during his career and holds 38 U.S. patents. Dr. Porter currently serves as Trustee of SBRI, a non-profit biotech company that is engaged in the business of developing cures for infectious disease. Dr. Porter’s qualifications to sit on our board of directors include his research and development experience in the medical device industry and his previous employment with us.
               D. Verne Sharma has since April 2008 been Chief Executive Officer, President and a director of Calhoun Vision Inc., a privately-held medical device company that has developed and is marketing a light adjustable intraocular lens for cataract surgery. From January 2005 to December 2007, he was a senior executive and part-owner of Southeast Fuels, Inc., a company specializing in energy products marketing. He was also the principal of DVS Consulting, a California based management consulting business started in August 2003 serving medical device companies. From 2000 to 2003, he was the President and Chief Executive Officer and served on the board of directors of CLEAR Centers of America/Calhoun Vision, Inc., a vision services and technology company. Mr. Sharma also served as the President and Chief Operating Officer of Summit Technology Inc., a public company that pioneered laser devices for LASIK eye surgery, from 1996 to 2000. Mr. Sharma’s qualifications to sit on our board of directors include his previous experience as the chief operating officer of a publicly-held medical device company and his business acumen.
               Anthony P. Bihl, III has been President and Chief Executive Officer of American Medical Systems Holdings, Inc. since April 2008. He previously served as Chief Executive Officer of Siemens Medical Solutions’ Diagnostics Division from January to November 2007, after its acquisition of the Diagnostics Division of Bayer HealthCare LLC, an operating unit of Bayer AG, a chemical and pharmaceutical company, where he served in various positions since 2000. From

September 2004 to December 2006, he served as the President of the Diagnostics Division of Bayer HealthCare, LLC. In May 2002, he became the Senior Vice President of Business Planning and Administration (BPA), where he was responsible for the oversight, direction and management of the various functions within BPA, including accounting, supply chain, strategic planning, business development, information management and technology, and the Viterion TeleHealthcare joint venture with Matsushita. From January 2000 to May 2002, he served as the Vice President of Finance & Controlling for Bayer Diagnostics’ Laboratory Testing segment. Prior to his time with Bayer, Mr. Bihl held various managerial positions of increasing responsibility within finance and operations in the medical diagnostics, diagnostics imaging and biotechnology businesses. Mr. Bihl currently serves on the board of Spectral Diagnostics, Inc., a Canadian publicly-traded company. Mr. Bihl’s qualifications to sit on our board of directors include his experience leading large medical device companies and his knowledge of our day-to-day operations.
               Jane E. Kiernan has been the Chief Executive Officer of Salter Labs since 2010. From 2007 to 2010 she was the General Manager—Baxter IV Therapy, Baxter Healthcare Corporation, the principal operating subsidiary of Baxter International Inc., a public company. From 2003 to March 2007, she was the General Manager of Baxter Nutrition, a division of Baxter Healthcare Corporation and a provider of parenteral nutrition products. From 2001 to 2003, Ms. Kiernan was the General Manager of Specialty Therapies, another division of Baxter Healthcare Corporation, and from 2000 to 2001, she was the Vice President of Strategy for Baxter Healthcare Corporation. From 1995 to 2000, Ms. Kiernan was the Vice President of Finance, Distribution and Services for Allegiance Healthcare Corporation, a provider of healthcare products and services. Ms. Kiernan’s qualifications to sit on our board of directors include her experience in a large, public company in the healthcare industry and her finance background.
               Thomas E. Timbie is the President of Timbie & Company, LLC, a financial and management consulting firm he founded in 2000. From January 2005 to June 2005, he was also the interim Vice President and Chief Financial Officer for ev3 Inc., an endovascular company. Previously, Mr. Timbie held a number of financial management roles including Interim Vice President and Chief Financial Officer of e-dr. Network, Inc. in 2000 and Vice President and Chief Financial Officer of Xomed Surgical Products, Inc. from 1996 to 1999. Mr. Timbie has over 25 years of financial and accounting experience in a variety of industries with particular emphasis on medical devices. Mr. Timbie is currently a director and audit committee chairman of two private healthcare companies. Mr. Timbie’s qualifications to sit on our board of directors include his years of financial experience in the medical device industry and his experience on the board of directors and audit committees of four other publicly-traded companies.
               Albert Jay Graf was the Group Chairman, Office of the President of Guidant Corporation, a provider of therapies for cardiovascular and vascular disease, responsible for Guidant’s four operating groups from 2000 through May 2004. From 1994 until 2000, Mr. Graf served as President of Guidant’s Cardiac Rhythm Management operating group. In October 2005, Mr. Graf joined New Enterprise Associates, a venture capital firm, as a venture partner. Mr. Graf currently serves on the board of CVRx, Rotation Medical Inc., Ivantis Inc., Anulex Technologies Inc., Vytronus Inc. and Denali Medical II Inc., all privately-held companies, and during the past five years was a director of Northstar Neuroscience, Inc., a publicly-held company that has been dissolved. Mr. Graf’s qualifications to sit on our board of directors include his experience in the medical device industry, his business and finance experience at a venture capital firm, and service on several boards of directors.
               Robert McLellan, M.D., is currently on the Senior Surgical Staff and the Director of Gynecologic Oncology at the Lahey Clinic Foundation, Inc. in Burlington, Massachusetts. Dr. McLellan served as the Chairman of the Department of Gynecology at the Lahey Clinic Foundation, Inc. from 2000 to 2010. Further, Dr. McLellan has served as a Clinical Professor of Obstetrics and Gynecology at the Boston University School of Medicine since 2001. Dr. McLellan also served on the Board of Trustees and the Board of Governors of the Lahey Clinic Foundation, Inc. from 1994 to 1998. Dr. McLellan has an extensive pelvic surgery practice with a focus on gynecologic malignancies. He has served as a consultant and on advisory groups to a number of surgical device manufacturing companies, including AMS, ValleyLab, U.S. Surgical, and Medispectra. Dr. McLellan’s qualifications to sit on our board of directors include his profession as a medical doctor, his focus on gynecologic malignancies, and his work with medical device companies.
Board and Board Committees
               Our board of directors held six meetings in fiscal 2010 and took one action by written consent. Each member of the board of directors attended 80 percent or more of the meetings of the board and committees on which they served. All of our independent directors and Mr. Bihl attended last year’s annual meeting of stockholders.

               Our board of directors has determined that each of our non-employee directors serving during 2010 are “independent,” as defined by current NASDAQ Stock Market listing standards. Our independent directors hold meetings, referred to as “executive sessions,” at which only the independent directors are present, at least two times each year. Our independent directors held five executive sessions in fiscal year 2010. Albert Jay Graf, as lead independent director, presides at these executive sessions.
Leadership Structure of the Board.
               We have a lead independent director fulfilling the leadership position on the board of directors and, because we have a lead independent director, we do not have a director with the title of chairman of the board. Our Chief Executive Officer does serve as a member of the board but currently does not serve in the board’s leadership position in recognition of the differences and potential conflicts between the roles of Chief Executive Officer and the leadership position on the board.
               Mr. Graf serves as our lead independent director fulfilling the leadership position on the board of directors. Our lead independent director is independent, as defined by current NASDAQ Stock Market listing standards, and chairs the executive sessions of the independent directors, sets the agendas for the executive sessions of the independent directors, participates with our Chief Executive Officer in setting full board agendas, acts as a liaison between the independent directors and the Chief Executive Officer, and has such further responsibilities as the board or the independent directors, as a group, may designate from time to time or as provided in our Corporate Governance Standards.
               Mr. Bihl, as our Chief Executive Officer, is responsible for setting our strategic direction and our day-to-day leadership and performance, while the lead independent director on the board is, among other things, required to lead discussions related to oversight of management. While we believe that the current board leadership structure is appropriate in the current circumstances, the board will continue to evaluate this structure as the needs of the business change over time.
Audit Committee
The audit committee assists the board in satisfying its fiduciary responsibilities for our accounting, auditing, operating, and reporting practices. The committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain, and oversee the work of our independent auditors and reviews and pre-approves all audit services and permissible non-audit services performed by our independent auditors. The committee also oversees the adequacy and effectiveness of our systems to monitor and manage business risk and legal and ethical compliance programs as they relate to our financial statements and financial reporting obligations. The audit committee held eleven meetings and took no actions by written consent during fiscal year 2010. The committee currently consists of Ms. Kiernan (Chair), Mr. Timbie, and Mr. Graf. All of the members of the audit committee are “independent” directors as defined by current NASDAQ Marketplace Rules and the rules and regulations of the Securities and Exchange Commission. In addition, the board has determined that Mr. Graf, Ms. Kiernan and Mr. Timbie are each an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K.
               Our board of directors has adopted an Audit Committee Charter, which was most recently amended in July 2010. We have posted a copy of our current Audit Committee Charter on our corporate website at www.AmericanMedicalSystems.com. With respect to all references to our website throughout this proxy statement, the information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Compensation Committee
               The compensation committee’s primary responsibility is to review and approve the compensation payable to our executive officers and other vice presidents, including annual salaries, incentive compensation, and any deferred compensation and stock-based compensation, which is also subject to ratification by our board. In addition, the committee reviews and makes recommendations regarding non-employee director compensation, including retainers, committee fees, committee chair fees and equity compensation.
               The committee establishes the compensation levels and compensation philosophy and policy for our executive officers. Among other related duties, the committee selects corporate goals and objectives relevant to executive officer compensation, evaluates executive officer performance, and administers our incentive compensation and stock-based programs. In addition, the committee reviews and discusses with management our “Compensation Discussion and Analysis” and recommends to the board whether it should be included in our Annual Report on Form 10-K and annual meeting proxy statement. Decisions made by the committee regarding compensation for executive officers are also reviewed and approved by our entire board.
               To assist the committee, our president and chief executive officer, with the help of our senior vice president of human resources, gathers compensation-related data regarding our officers and, periodically, regarding our non-employee directors and makes recommendations about the form and amount of compensation to be paid to each executive officer (other than the president and chief executive officer) and the annual retainers, committee fees, chair fees and equity compensation to be paid to our non-employee directors. In making its decisions, the committee considers our president and chief executive officer’s recommendations, in addition to the factors discussed in more detail in our “Compensation Discussion and Analysis” section set forth below. With respect to our non-employee directors, the committee makes recommendations to the board regarding the level of annual retainers, committee fees, chair fees and equity compensation, based on the recommendation of our president and chief executive officer and other factors that may be relevant, such as competitive compensation comparisons.
               During 2009, the compensation committee retained Mercer (US) Inc. (Mercer), a compensation consultant, to provide information, analyses, and advice regarding the type and mix of long-term equity incentive awards to be granted to our executive officers and directors in 2010, as well as the methodology used in determining long-term equity incentive awards. Mercer also provided the committee with an assessment of the competitiveness of the company’s executive severance arrangements relative to the market. In late 2009, the compensation committee retained Mercer to review the comparative market data and methodology that our company uses and provide the committee an assessment of the appropriateness of the methodology and accuracy of such market data in determining 2010 compensation. Also in 2010, the compensation committee engaged Mercer to assist with the risk assessment related to our compensation policies and practices for our employees, including the executive officers.
               The Mercer consultants who performed these services reported directly to the compensation committee chair. The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by the company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the committee; a provision in the committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with the company, including a summary of the work performed for the company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for the company. With the consent of the committee chair or as specified in the engagement letter, Mercer may, from time to time, contact the company’s executive officers or other staff for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the committee that the executive officers also receive.
               In addition, management has engaged Mercer in the past to provide information to the compensation committee regarding competitive compensation comparisons of non-employee director equity compensation awards.
               All of the decisions with respect to determining the amount or form of executive and director compensation under the company’s executive and director compensation programs are made by the committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.
               Neither the compensation committee nor management retained a compensation consultant in connection with any other fiscal 2010 executive and director compensation decisions, but either may in the future utilize Mercer or other firms to evaluate the overall effectiveness and competitiveness of our executive and director compensation programs.
               The compensation committee held three meetings and took action by written consent ten times in fiscal year 2010. It currently consists of Mr. Sharma (Chair), Mr. Graf, Mr. Emmitt and Mr. Timbie. All members of the compensation committee are “independent” directors as defined by current NASDAQ Marketplace Rules and the rules and regulations of the Securities and Exchange Commission.
               Our board of directors has adopted a Compensation Committee Charter, which was most recently amended in February 2011. We have posted a current copy of the charter on our corporate website at www.AmericanMedicalSystems.com.

Nominating/Corporate Governance Committee
               The nominating/corporate governance committee oversees the process for recruiting director nominees based upon recommendations from various sources, including outside directors, management, search firms and stockholders; recommends the director nominees for approval by the board and stockholders at our annual meeting; and reviews and advises the board regarding corporate governance matters, among other duties enumerated in its charter. Further, the committee oversees our compliance efforts with respect to legal, regulatory and quality systems requirements and relevant AMS programs, policies and procedures, other than with respect to matters related to our financial statements, reporting obligations and any accounting, internal financial control or auditing matters which are within the purview of the audit committee. The committee held five meetings and took no actions by written consent in fiscal year 2010. The committee currently consists of Dr. McLellan (Chair), Ms. Kiernan, and Dr. Porter. All such members of the nominating/corporate governance committee are “independent” directors as defined by current NASDAQ Marketplace Rules and the rules and regulations of the Securities and Exchange Commission.
               In evaluating and determining whether to recommend a person as a candidate for election as a director, the nominating/corporate governance committee’s criteria take into account the independence requirements of the NASDAQ Marketplace Rules, the need for particular director talents and experience and the candidate’s personal and professional integrity, education and business experience, with a strong preference for candidates possessing a broad-based business acumen, an understanding of our business and the medical device industry, strategic thinking and willingness to share ideas and diversity of experiences, expertise and background. The committee uses these and other criteria that the committee deems appropriate to evaluate all potential nominees, irrespective of the source of the recommendation.
               While we do not have a separate diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the nominating/corporate governance committee will apply the criteria set forth in its charter, including, among other things, the candidate’s diversity of experiences, expertise and background. The nominating/corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.
               The nominating/corporate governance committee will consider proposed nominees submitted by stockholders. It has not adopted a formal process for considering such nominees because it believes that its informal consideration process will be adequate. The procedure for stockholders to recommend a nominee for director is set forth below in the section titled “Director Nominations.”
               Our board of directors has adopted a Nominating/Corporate Governance Committee Charter, which was most recently amended in July 2010. We have posted a current copy of the charter on our corporate website at www.AmericanMedicalSystems.com.
Technology/Business Development Committee
               The technology/business development committee held four meetings and took no actions by written consent in fiscal year 2010. It currently consists of directors Mr. Emmitt (Chair), Mr. Sharma, Dr. McLellan and Dr. Porter. The technology/business development committee acts as a resource to management and the board regarding our products and technologies. The committee reviews and advises the board and management, as requested, regarding product and technology matters, proposals for acquiring and maintaining advantageous technology positions, and long-term strategic goals and objectives of our research and development programs. The Technology/Business Development Committee Charter is posted on our website at www.AmericanMedicalSystems.com.
Corporate Governance
               We continue to monitor corporate governance developments and will continue to evaluate board duties and responsibilities with the intention of maintaining full compliance with applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the NASDAQ Global Select Market. We maintain Corporate Governance Standards and a Code of Ethics for Senior Financial Management. We also have a Code of Conduct for all directors, officers, and employees. We have posted all of these documents on our corporate website at www.AmericanMedicalSystems.com.

Corporate Governance Standards
               Our Corporate Governance Standards provide guidelines for director responsibilities and the conduct and operations of meetings and deliberations of the board. Our Corporate Governance Standards were revised in February 2010. Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the NASDAQ Global Select Market. Our Corporate Governance Standards address various governance matters, including executive sessions of independent directors, director education regarding their responsibilities and duties, composition of the board and committees, and our resignation policy regarding directors that receive less than a majority vote described in more detail under the heading “Nomination” above.
Code of Ethics for Senior Financial Management
               Our Code of Ethics for Senior Financial Management meets the requirements of Item 406 of Regulation S-K. It applies to our president and chief executive officer, chief financial officer, controller, and other employees performing financial functions who have been identified by the president and chief executive officer. It is our policy to disclose any amendments to, and any waivers from, a provision of our Code of Ethics for Senior Financial Management on our website following the amendment or waiver.
Code of Conduct for all Directors, Officers, and Employees
               We have a Code of Conduct that applies to all officers, directors, and employees. The code is designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, compliance with applicable laws and regulations (including full, fair, timely, and understandable disclosure in all regulatory or public communications) and prompt reporting of violations of the code to the appropriate persons who are identified in the code. We have posted our Code of Conduct on our corporate website in English, Spanish, Dutch, French, German and Portuguese.
Board Oversight of Risk
               The board, as a whole, and also at the committee level, provides oversight of the management of our risks. The board reviews management reports related to our risk management program, provides feedback regarding our major risk exposures, the potential impact on the company, and the steps being taken to mitigate such risks. In addition, management provides periodic reports to board committees based on the specific areas of risk for which each committee provides oversight. The following summarizes each committee’s role in the board’s oversight of risk:
•
The audit committee oversees financial risks, and is responsible for taking appropriate actions to set the overall corporate “tone” for sound business risk practices and ethical behavior related to our financial statements and financial reporting process.

•	The compensation committee is responsible for overseeing how our management addresses the risks relating to our executive compensation plans and arrangements.

•
The nominating/corporate governance committee periodically reviews and makes recommendations to the board on the adequacy and effectiveness of our compliance practices generally, and our policies and procedures for ensuring compliance with legal and regulatory requirements and ethical guidelines; receives and reviews updates from our compliance officer as to healthcare compliance and business ethics activities; coordinates the delegation of compliance and risk matters to other committees of the board; and monitors and assesses our corporate governance structure to help promote sound board oversight of management.

•	The technology/business development committee oversees risks associated with research, development and technology.

DIRECTOR COMPENSATION
               The following table provides summary information concerning the compensation of each individual who served as a director of our company during our fiscal year ended January 1, 2011, other than Anthony P. Bihl, III, a director and our current President and Chief Executive Officer, who did not receive additional compensation for his service as a director and whose compensation is set forth under the heading “Executive Compensation.”

	Fees Earned or	Restricted Stock	Option Awards
Name	Paid in Cash ($)	Awards ($)(1)(2)	($)(3)(4)(5)	Total ($)
Richard B. Emmitt	51,000	38,923	116,418	206,341
Albert Jay Graf	85,000	38,923	116,418	240,341
Jane E. Kiernan	63,000	38,923	116,418	218,341
Robert McLellan, M.D.	51,500	38,923	116,418	206,841
Christopher H. Porter, Ph.D.	47,000	38,923	116,418	202,341
D. Verne Sharma	54,000	38,923	116,418	209,341
Thomas E. Timbie	55,000	38,923	116,418	210,341
(1)
On April 29, 2010, each director received a restricted stock award for 2,120 shares of common stock granted under our 2005 Stock Incentive Plan and are described in more detail under the heading “Summary of Director Compensation” below. Such shares vest based on a percentage of the underlying shares of common stock evenly on the following dates, so long as the individual remains a director of our company as of such dates: April 15, 2011, 2012, and 2013, respectively. Amount reported represents the aggregate grant date fair value for stock awards granted to each director in 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The grant date fair value for restricted stock awards is determined based on the closing sale price of our common stock on the date of grant.

(2)	The following table provides information regarding the aggregate number of unvested restricted stock awards outstanding at January 1, 2011 and held by each of the directors listed in the above table:

			Number of	Number of	Number of
		Total	Shares to	Shares to	Shares to
		Number of	Vest on	Vest on	Vest on
		Unvested	April 15,	April 15,	April 15,
Name	Grant Date	Shares	2011	2012	2013
Each of Richard B. Emmitt, Albert Jay Graf, Jane E. Kiernan, Robert McLellan, M.D., Christopher H. Porter, Ph.D., D. Vern Sharma, and Thomas E. Timbie	04/29/2010	2,120	707	707	706
(3)
Reflects the aggregate grant date fair value of option awards granted during our fiscal year ended January 1, 2011, computed in accordance with ASC 718. The specific assumptions used in the valuations of the option awards are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option

04/29/2010	2.50%	0.00%	38.10%	5.0 years

(4)
The following table provides information regarding each stock option grant award to each director during the fiscal year ended January 1, 2011, including the grant date fair value computed in accordance with ASC 718:

		Number of		Grant Date Fair
		Securities		Value of
		Underlying	Exercise	Option Award
		Options	Price	to each
Name	Grant Date	Granted(a)	($/Share)(b)	Director ($)(c)

Each of Richard B. Emmitt, Albert Jay Graf, Jane E. Kiernan, Robert McLellan, M.D., Christopher H. Porter, Ph.D., D. Vern Sharma, and Thomas E. Timbie	04/29/2010	17,000	$18.36	$116,418

(a)	The options described above were granted under our 2005 Stock Incentive Plan and are described in more detail under the heading “Summary of Director Compensation” below.

(b)
The exercise price is established based on the determined “fair market value” of a share of our common stock on the date of the grant. The “fair market value” of a share of our common stock on the date of grant was the closing sale price. For further information, see the description of our 2005 Stock Incentive Plan included under the heading “2005 Stock Incentive Plan” in the section titled “Executive Compensation—Grants of Plan-Based Awards.”

(c)
We refer you to Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K, for the fiscal year ended January 1, 2011, for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuations of each option award in fiscal year 2010 are set forth in footnote 3 above.

(5)
As of January 1, 2011, the aggregate number of stock options held by each of our directors named in the table above was as follows: Mr. Emmitt, 161,564; Mr. Graf, 176,705; Ms. Kiernan, 141,564; Dr. McLellan, 141,564; Dr. Porter, 181,564; Mr. Sharma, 141,564; and Mr. Timbie, 141,564.

Summary of Director Compensation
               The table below sets forth the annual cash retainer rates in effect for serving on our board and committees during fiscal year 2011.

Annual Rate
Annual Board Retainer	$40,000
Lead Director Retainer	$30,000
Audit Committee	$10,000
Audit Committee Chair(1)	$20,000
Compensation Committee	$5,000
Compensation Committee Chair(1)	$10,000
Nominating/Corporate Governance Committee	$3,000
Nominating/Corporate Governance Committee Chair(1)	$7,500
Technology/Business Development Committee	$4,000
Technology/Business Development Committee Chair(1)	$6,000

(1)	Each committee member is paid either the annual retainer for serving on the committee or, if the committee member is the committee chair, the annual rate for serving as the committee chair.
               We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings. We do not compensate directors who are employed by us for serving on the board.
               Our current compensation program also provides for the grant of stock options and restricted stock awards to our non-employee directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. The table under footnote 4 to the Director Compensation Table above sets forth the option grants to our non-employee directors in fiscal year 2010. All of these options and restricted stock were granted under the company’s 2005 Stock Incentive Plan. All options granted to our directors have an exercise price equal to the “fair market value” of the shares on the date of grant (as determined by the closing sale price on the date of grant as reported on the NASDAQ Global Select Market), and expire seven years from the grant date. Upon a change in control, all outstanding options and unvested restricted stock awards would become immediately vested and exercisable in full and remain exercisable for a period of up to five years, not to exceed the expiration date of the option.
               Each independent director who is reelected as a director at the annual meeting of stockholders or continues to serve as a director after such meeting will be granted an equity award determined by the board prior to the annual meeting each year. Prior to setting the value of annual equity grants to the company’s independent directors for 2010, the compensation committee reviewed the manner in which it granted equity awards to our independent directors in 2009, regarding the value of equity compensation granted to independent directors by companies listed under the heading “Comparable Companies” in the section titled “Compensation Discussion and Analysis—Setting Executive Compensation.” Beginning in fiscal year 2010, we began granting equity awards to non-employee directors such that 75% of the value is in the form of stock options and 25% of the value is in the form of restricted stock.
               We have entered into indemnification agreements with our directors under which we are required to indemnify such individuals against expenses, judgments, fines, settlements and amounts actually and reasonably incurred by the director arising out of performance of his or her duties to the company and to advance expenses, provided that the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.
COMPENSATION DISCUSSION AND ANALYSIS
               In the following Compensation Discussion and Analysis (CD&A), we describe the material elements of the compensation for each of the following individuals referred to as “named executive officers” in the CD&A:

Name	Position
Anthony P. Bihl, III	President and Chief Executive Officer (CEO) and our principal executive officer
Mark A. Heggestad	Executive Vice President and Chief Financial Officer (CFO) and our principal financial and accounting officer
Whitney D. Erickson	Senior Vice President and General Manager of Men’s Health
Joe W. Martin	Senior Vice President and General Manager of BPH Therapy
Jeanne M. Forneris	Senior Vice President and General Counsel

Executive Summary
               The compensation committee and board of directors have adopted an executive compensation program that is intended to align our named executive officers’ interests with those of our stockholders and to promote the creation of stockholder value without encouraging excessive or unnecessary risk-taking. We utilize market data in order to provide compensation that is competitive with our peer companies and to attract and retain key talent. The principal components of the compensation package include base salary, annual incentive compensation, and long-term incentive equity awards. A significant portion of each named executive officer’s compensation package is performance-based and dependent upon achievement of annual company-wide financial objectives and the performance of the Company’s shares on a long-term basis.
               The process for awarding compensation to the named executive officers in fiscal 2010 was consistent with the process used in prior fiscal years, with the exception that the compensation committee and the board of directors changed its prior practice of granting solely stock option awards to executive officers. Beginning in fiscal 2010, we provide long-term incentive compensation to our executive officers in the form of both stock options and restricted stock awards based upon a fixed dollar value, such that 75% of the value was in the form of stock options and 25% of the value was in the form of restricted stock. This change in the mix of equity grants was made because we believe granting restricted stock in addition to stock options further improves the alignment of executives with stockholders, as restricted stock encourages business decisions by our executives that drive long-term stock price appreciation. In addition, restricted stock awards provide the opportunity for capital accumulation and long-term value that is more predictable than stock options.
2010 Company Performance
               We continue to focus on expanding the market and increasing sales and profitability, managing our working capital, controlling costs, and driving operating leverage throughout our business. Financial results for fiscal year 2010 are highlighted by the following:
•	We achieved sales of $542.3 million in 2010, compared to $519.3 million in 2009;

•	We earned net income of $87.0 million in 2010, compared to $84.8 million in 2009; and

•
We generated cash from operating activities of over $115 million and repaid the outstanding term loan balance of $125.3 million on the senior secured credit facility, a significant milestone for us as we repaid a total of $314.0 million on the senior secured credit facility from 2008 through 2010.

               These results, as well as the factors described throughout the CD&A, were key factors in the determination of compensation for our named executive officers.
2010 Compensation
               We emphasize pay for performance and structure our compensation programs to provide appropriate incentives to executives to drive business and financial results. A summary of fiscal year 2010 compensation follows:
•
We target total compensation (consisting of base salary, annual cash incentives and long-term incentive equity award values) for executives to be competitive in the market, based on compensation data of comparable companies;

•
Our compensation programs include a meaningful portion of an executive’s total potential compensation as a fixed base salary and do not encourage excessive and unnecessary risks that would threaten the value of the Company;

•	A significant portion (ranging from 65% to 80%) of total compensation for our named executive officers is performance-based or “at risk”;

•
Our named executive officers receive long-term equity awards subject to long-term vesting requirements. These long-term incentives constitute between 70% and 85% of our executives’ total performance based compensation. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance; and

•
Due to our financial results, our named executive officers received above-target payouts under the 2010 Executive Variable Incentive Awards Plan (EVIP). Compared to the EVIP objectives, which were derived from our overall fiscal year operating plan and approved by the compensation committee, actual results exceeded the net income and cash flow objectives, but fell short of the sales objective. As a result, payouts under the 2010 EVIP to our named executive officers were made at 117% of target performance level.

Adoption of Stock Ownership Guidelines
               Effective March 2011, the compensation committee and board of directors adopted stock ownership guidelines for the board of directors, CEO, CFO, and senior officers to further strengthen the alignment of their interests with those of our stockholders. The guidelines are discussed in detail in the section “Stock Ownership Guidelines” below.

Compensation Objectives and Philosophy
               The compensation committee oversees the design and administration of our executive compensation program as discussed under the heading “Election of Directors—Board and Board Committees—Compensation Committee” of this proxy statement. In setting executive compensation, the compensation committee primarily seeks to:
•	Align executive interests with stockholder interests in sales growth, net income, cash flow and long-term stock price appreciation;

•	Set base and overall compensation at levels that support our efforts to attract and retain experienced executive talent to operate in a highly demanding environment; and

•	Reward performance, company growth, business improvement and advancement of long-term strategic initiatives.
In order to achieve these objectives, we generally base our compensation decisions on the following:

Philosophy
and Practice	Description

Align Executive and Stockholder Interests	We utilize equity-based awards, currently consisting of stock options and restricted stock awards, to provide long-term potential value to our executives and to align such executives’ interests with those of our stockholders. To further strengthen the alignment of senior officers’ and stockholders’ interests, we adopted stock ownership guidelines in March 2011.

Be Competitive in the Market	We compare our compensation programs with the executive compensation policies and practices at medical device and other comparable companies specifically selected for comparison by our compensation committee.

Pay for Performance	Among the executive officers, we believe that individuals with greater responsibility for achieving performance and strategic objectives should have a greater portion of their total potential compensation based upon whether those objectives are missed, achieved or surpassed.

Provide Appropriate Mix of Compensation	We consider the range of salaries of executive talent at comparable companies with similar experience, skills and responsibilities, along with individual performance and competence as significant factors in setting base salary and granting equity-based compensation to our executive officers. We focus our incentive cash compensation program on our company-wide financial objectives to promote a cohesive, performance-focused culture among our executive team. In establishing the total mix of compensation, we set base salary at levels that provide competitive current income and make a significant portion of compensation dependent on company performance.

Setting Executive Compensation
               The compensation committee determines the elements of executive compensation and the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above. The compensation committee exercises judgment and discretion when evaluating each named executive officer and considers a number of factors in setting executive compensation.
               As a means of assessing the competitive market for executive talent, compensation data is gathered from third-party surveys and databases of current proxy information that we determined to be relevant, considering our size and industry. For fiscal 2010, the comparative data that was used in reviewing named executive officer compensation consisted of data from the EquilarInsight™ Public Medical Companies database and the 2009 SIRS® Executive Compensation Survey.
               From the EquilarInsight™ Public Medical Companies database we selected the following comparable companies because of their competitive relevance, revenues between approximately $300 million and $1.7 billion, and size of market capitalization:

Advanced Medical Optics, Inc.	Gen-Probe Inc.	Masimo Corporation
ArthroCare Corporation	Haemonetics Corporation	ResMed Inc.
CONMED Corporation	Hologic, Inc.	Steris Corporation
The Cooper Companies, Inc. Edwards Lifesciences Corp. ev3 Inc.	Integra LifeSciences Holdings Corporation Intuitive Surgical, Inc.	Thoratec Corp. Wright Medical Group, Inc. ZOLL Medical Corporation
               The following companies (or divisions of such companies) were identified as being relevant for our analysis as they are in the life sciences industry and range in size between $250 million and $750 million in annual revenue according to the 2009 SIRS® Executive Compensation Survey:

Allergan, Inc.	Gen-Probe Incorporated	Parexel International
APP Pharmaceuticals, Inc.	Hospira, Inc.	Corporation
Beckman Coulter Inc.	Integra LifeSciences Holdings	Pharmanet, Inc.
Boehringer Ingelheim Pharm Inc.	Corporation	PHRMA
C.R. Bard, Inc.	InVentiv Health, Inc.	Smith & Nephew, Inc. -
Cephalon Inc.	Kendle International Inc.	Orthopedics
Covance Inc.	Medicines Company, Inc.	Smiths Medical MD, Inc.
Covidien	Medicis Pharmaceutical	Thoratec Corporation
DPT Laboratories	Medtronic, Inc.	Watson Pharmaceutical
ev3 Inc.	Millennium Pharm Inc.	Welch Allyn, Inc.
GE-Healthcare	Novartis Pharmaceuticals	Zimmer Holdings, Inc.
Genentech, Inc.	Olympus America, Inc.
               Given access to pertinent comparative data, the compensation committee did not retain a compensation consultant to provide fiscal 2010 compensation recommendations. The committee did, however, utilize Mercer in 2010 to review the comparative market data that we used and to provide the committee with an assessment of the appropriateness of the methodology and accuracy of such market data.
               The comparative data was used as a benchmark in setting fiscal 2010 base salary. The midpoint of our compensation range for base salaries for executive officer positions is set to approximate the 50th percentile of the base salaries in the comparative market data. Further, the comparative data was used to help establish fiscal 2010 short-term incentive compensation and long-term equity-based compensation for our named executive officers.
               The Chief Executive Officer and the Senior Vice President, Human Resources assist the compensation committee by gathering and assembling executive compensation related data and regularly attend committee meetings. The CEO provides the committee and the board of directors with an overall performance assessment and a narrative report supporting the performance assessment for each officer reporting to him. The CEO, with the assistance of the Senior Vice President,

Human Resources, also makes recommendations to the committee regarding the type and amount of compensation to be paid to each of the officers who report to him. Such recommendations take into account internal pay equity, position within a compensation range, changes in responsibilities and duties and other factors management believes will ensure competitive compensation for the executive.
               In its determination of the type and amount of compensation to be paid to the CEO, the compensation committee considers the responsibilities of the CEO, retention and incentive factors, ability to influence long-term value creation, and independently reviews the CEO’s performance. In assessing CEO performance, the committee evaluates company results and the CEO’s leadership in building and motivating a strong management team, defining the appropriate priorities for the organization and charting an effective strategic course for the company.
               In making final decisions regarding the type and amount of compensation to be paid to the named executive officers, the compensation committee considers the relevant comparative market data, the CEO’s recommendations for the officers who report to him and the committee’s assessment of the CEO, as well as the committee’s own assessment as to the type and amount of compensation to be paid. The committee approves the compensation of the named executive officers, subject to ratification by the board of directors.
               The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its named executive officers (other than qualified performance-based compensation) exceeding $1 million. Our Executive Variable Incentive Awards Plan and our 2005 Stock Incentive Plan and grant practices have been structured to qualify cash bonuses, stock options, and restricted stock issued under the plans as “performance-based” compensation for purposes of Section 162(m). Therefore, compensation earned by our named executive officers through these plans is not structured to be subject to the $1.0 million deduction limitation. The ability to qualify compensation as “performance-based” is a benefit, but not a primary factor, in our decision to utilize short–term, cash incentive compensation and equity awards for our named executive officers. The non-performance-based compensation paid to our named executive officers for fiscal 2010 did not exceed the $1.0 million limit per officer, and we do not anticipate that the non-performance-based compensation to be paid to our executive officers for fiscal 2011 will exceed that limit.
               Our named executive officer compensation arrangements are in compliance with Section 409A of the Internal Revenue Code.
Executive Compensation Components for Fiscal 2010
               The principal components of our executive compensation program for fiscal 2010 were:
•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, namely stock options and restricted stock awards;

•	employment, change in control and severance benefits;

•	limited perquisites; and

•	other benefits made generally available to our employees.
               While maintaining flexibility regarding the relative role of the above components of compensation, the compensation committee seeks to make a significant percentage of an executive’s total potential compensation as variable, subject to achievement of specific, company-wide financial objectives and long-term equity value creation. In addition, the committee generally tends to place a larger proportion of total potential compensation as variable for those named executive officers having greater responsibility for and ability to influence overall company performance.

Base Salary
               Overview.  Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, base salaries are generally set at levels believed to attract and retain executives by providing sufficient current income, and to reward individual performance and contributions to our overall business objectives, but without detracting from the executive’s incentive to realize significant additional compensation through our performance-based compensation programs and equity awards. We believe that by having a meaningful portion of an executive’s total potential compensation as fixed, the executive is less likely to take unnecessary short-term risks.
               Executive’s base salaries are reviewed by the compensation committee following the end of each fiscal year. The most significant factor considered by the committee in establishing base salaries is the base salary range that is formed using the comparative market data discussed above. A base salary range is used to assure we pay approximately the same for a given position as the marketplace. The midpoint of our compensation range for base salaries for executive officer positions is set to approximate the 50th percentile of the base salaries in the comparative market data. We add and subtract approximately 20% to the midpoint to reach the maximum and the minimum of the salary range for each executive position.
               The compensation committee exercises judgment and discretion when considering other factors to determine where the executive’s base salary should fall within our established compensation range for the executive’s position. The factors considered by the committee include the executive’s position within the company and level of responsibility; individual experience and qualifications; current and historical compensation levels; and individual performance. The committee does not use a formula to weight these factors, but rather considers such factors as a whole when determining the level of base salary.
               Individual performance for the executive officers was assessed by Mr. Bihl, as CEO, and reviewed by the compensation committee. The CEO provides the committee and the board with an overall performance assessment and a narrative report supporting the performance assessment for each officer reporting to him. As CEO, Mr. Bihl’s individual performance was separately evaluated by the committee. In assessing CEO performance, the committee evaluates company results and the CEO’s leadership in building and motivating a strong management team, defining the appropriate priorities for the organization, and charting an effective strategic course for the company.
               2010 Decisions and Analysis.  For fiscal 2010, base salary levels established for Mr. Bihl, Mr. Heggestad, Mr. Martin, Ms. Erickson, and Ms. Forneris, differed from 2009 levels as follows:

	Annualized Base Salary (1)
Name	2010	2009	% Change
Anthony P. Bihl, III	$530,000	$500,000	6.0%
Mark A. Heggestad	$311,200	$295,000	5.5%
Whitney D. Erickson	$288,100	$277,000	4.0%
Joe W. Martin	$311,700	$303,200	2.8%
Jeanne M. Forneris (2)	$300,000	---	---

(1)
The base salary levels reflected above differ from the amounts listed in the Summary Compensation Table included under the heading “Executive Compensation—Summary of Compensation” as the Summary Compensation Table reports actual salary earned during the fiscal year, taking into consideration salary increases that occurred during the year.

(2)	Ms. Forneris joined us as an executive officer in February 2010.

               Market data was the primary factor considered in determining the base salary of each named executive officer.
               In addition to using market data, the committee also considered the following as part of its determination of the increases in the base salary within our established range for each of the named executive officers from 2009 to 2010:
               The compensation committee evaluated Mr. Bihl’s 2009 performance and concluded that he had earned a 6.0% base salary increase primarily due to: (i) his execution of our fiscal 2009 strategy and corporate objectives, (ii) strong financial and operating performance in 2009, and (iii) his declination of a base salary increase in the previous year due to the worldwide economic conditions and focus on controlling costs, which included minimal salary increases across the organization.
               For Mr. Heggestad, the compensation committee considered the CEO’s assessment of Mr. Heggestad’s performance during the year, including leading initiatives that resulted in significant debt reduction, his role in executing a refinancing of a significant portion of our long-term convertible debt and his focus on improving working capital, which led to improved operating results and improved cash flow. Based upon its assessment of Mr. Heggestad’s performance and his position within our compensation range as it relates to base salary for the Chief Financial Officer, the committee concluded that Mr. Heggestad had earned a 5.5% base salary increase.
               For Ms. Erickson, the compensation committee considered her expanded responsibilities as the leader of our global education and training initiatives for physicians and our sales force, and her strong leadership of our growing Men’s Health business. As a result of these factors, the committee concluded that Ms. Erickson had earned a 4.0% base salary increase.
               For Mr. Martin, the compensation committee considered the CEO’s assessment of Mr. Martin’s performance during the year which included successful initiatives to improve operations in our BPH Therapy business through a more effective and efficient manufacturing process. The committee concluded that Mr. Martin had earned a base salary increase of 2.8%, which was slightly lower than other named executive officers because his 2009 base salary was toward the high end of our range, due to his executive experience prior to joining the company in April of 2009.
               Ms. Forneris joined the company as an executive officer in February 2010. The base salary recommendation provided by the CEO, which was considered and approved by the compensation committee prior to the offer of employment, was designed to attract and retain Ms. Forneris and was assessed against comparative market data and base salaries of similar levels within the company.
Short-Term Incentive Compensation
               Overview.  In fiscal 2010, as in prior fiscal years, we provided executives with the opportunity to earn short-term cash incentive compensation through our Executive Variable Incentive Awards Plan (“the EVIP”).
               The EVIP is designed to reward executive officers for achieving specific, company-wide financial objectives related to company growth and financial performance. We believe the EVIP to be a valuable element of executive compensation because it offers a means for executives to realize significant, additional near-term cash compensation in addition to base salary, as a reward for increasing stockholder value through sales growth, operating profit and prudent cash flow management. The EVIP is based solely on achieving company-wide financial objectives (it does not incorporate individual objectives for executives) in order to promote a cohesive, performance-focused culture among our executive team and to align the interests of our executives and senior management, as a group, with our financial goals and the interests of our stockholders.
               2010 Decisions and Analysis.  In February 2010, upon recommendation of the compensation committee, our board of directors approved the principal terms of the EVIP for fiscal 2010. All executive officers participate in this EVIP.
               Fiscal 2010 EVIP objectives were derived from our overall fiscal year operating plan established by senior management and approved by our board of directors at the beginning of the year, after taking into account a variety of factors, the most significant of which are our prior year results, expected economic and market influences, growth, investment requirements and our competitive situation. If there is a material unanticipated event such as an acquisition, actual results may be adjusted to exclude the event for purposes of the EVIP, and any such proposed adjustment will be approved by the compensation committee. The EVIP allows for adjustment for certain non-recurring items that management determines to be excluded from financial reporting of Non-GAAP financial results, such as a gain on sale of non-strategic assets, that do not require approval by the compensation committee. In addition, the compensation committee retains the discretion to decrease the incentive awards below the target award level. Results are adjusted for foreign currency fluctuations on sales and certain non-recurring charges for net income and cash flow.
               The EVIP provided for payment of a bonus based on achievement of net sales, net income and cash flow objectives in the 2010 operating plan approved by our board according to the following formula:

		Minimum	Target	Maximum
		Achievement	Achievement	Achievement
Objective	Weighting	Payout	Payout	Payout

Net Sales	40%	50% of target bonus for achieving 95% of plan	100% of target bonus for achieving 100% of plan	200% of target bonus for achieving 110% or more of plan
Net Income	30%	10% of target bonus for achieving 90.1% of plan
Cash Flow	30%	10% of target bonus for achieving 85.1% of plan		200% of target bonus for achieving 115% or more of plan

               The amount of bonus payout between the minimum and target achievement and target and maximum achievement increases on a linear scale. No bonus was earned for net sales, net income and cash flow until 95%, 90.1% and 85.1%, respectively, of the 2010 operating plan was achieved.
               The EVIP design for fiscal 2010 is consistent with the EVIP for fiscal 2009. Net sales and net income achievement were determined and paid on a quarterly basis. Cash flow achievement was determined and paid on an annual basis. For purposes of the EVIP, “cash flow” is defined as net cash provided by operating activities, less capital expenditures.
               The target amount established for each named executive officer was determined based upon a review of comparative market data regarding target incentives and total cash compensation for each executive position, the compensation committee’s views as to the appropriate mix of risk and reward in the total compensation package and the named executive’s level of responsibility within the company for achieving financial results. Target bonus levels are subject to increase within a fiscal year based upon promotions or other factors.

               For 2010, our board of directors ratified the compensation committee’s recommended annual target dollar bonus amounts under the EVIP in January 2010 for Mr. Bihl, Mr. Heggestad, Mr. Martin and Ms. Erickson, and in February for Ms. Forneris. Target dollar bonus and actual payout amounts for each executive are set forth in the table below:

	Target as % of	2010
	2010 Annualized	Annualized	2010 EVIP	Payout as a %
Name	Base Salary	EVIP Target	Payout	of Base Salary
Anthony P. Bihl, III	100%	$530,000	$622,220	118%
Mark A. Heggestad	60%	$186,720	$219,209	70%
Whitney D. Erickson	50%	$144,050	$169,116	59%
Joe W. Martin	50%	$155,850	$182,968	59%
Jeanne M. Forneris	40%	$120,000	$115,334	44%
               The targets determined by the compensation committee are consistent with the market data cited above. Mr. Bihl is the chief executive officer and therefore has the highest responsibility for achieving financial results and was given a target of 100% of his base salary. Mr. Heggestad’s target is 60% of his base salary because of his level of responsibility within the company for achieving financial results. Ms. Erickson and Mr. Martin were given the target of 50% of their base salary due to their responsibility for managing our BPH Therapy and Men’s Health product lines, respectively. For Ms. Forneris, the compensation committee determined that a target of 40% of her base salary was appropriate based on comparable market data, and her EVIP target amount was pro-rated based on her February 2010 hire date.
               In accordance with the EVIP provisions, the actual results for sales were adjusted for currency fluctuations, and the actual results for net income and cash flow were adjusted for non-recurring items, including a downward adjustment to eliminate the unintended benefit of the Company’s decision to delay commencement of the global manufacturing expansion to 2011, which generated a reduction in expenses and corresponding increase in net income and cash flow in 2010. For fiscal 2010, annual net sales, net income and cash flow targets were set at $572.5 million, $79.4 million and $87.2 million, respectively. Our adjusted results for EVIP purposes for net sales, net income and cash flow were $546.7 million, $83.7 million and $109.5 million, respectively, representing 95.5%, 100.9% and 116.0% of each of the respective target levels.
Long-Term Incentive Compensation
               Overview.  In 2010, consistent with our compensation philosophies related to performance-based compensation and long-term stockholder value creation, we granted long-term incentive compensation in the form of stock options and restricted stock awards to our named executive officers, to our other executive officers and across our organization generally. We believe having a significant portion of named executive officer total compensation in the form of equity awards is an effective way to align their interests with those of our stockholders. In addition, effective March 2011, the compensation committee and board of directors adopted stock ownership guidelines, which are discussed in detail in the section “Stock Ownership Guidelines” below.
               In 2010, the compensation committee changed its prior practice of granting solely stock option awards to executive officers. Instead, we provided long-term incentive compensation to our executive officers in the form of stock options and restricted stock awards based upon a fixed dollar value, such that 75% of the value was in the form of stock options and 25% of the value was in the form of restricted stock. Like stock options, that are designed to link the interest of our executives to our stockholders and encourage retention of the executives, the committee believes that granting restricted stock to executive officers also will encourage stock ownership and provide executives with more predictable long-term incentive value. The committee reviewed comparative market data to determine the fixed dollar value of long-term incentive compensation as a percentage value of base salary for executive officers in 2010. The compensation committee engaged Mercer to review the comparative market data and to provide the committee an assessment of the appropriateness of the methodology and accuracy of such market data in connection with fiscal 2010 compensation decisions.
               For our named executive officers, stock option awards offer incentives and tax attributes necessary to motivate and retain such individuals to enhance overall enterprise value. Stock options provide named executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for the option holder to remain employed by us. In addition, stock options link a significant portion of an executive’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Further, we have provided larger, one-time stock option grants to newly hired executive officers of the company as additional incentive to link the interests of our newly hired executives to those of our stockholders. Our stock options generally vest over a period of four years, with 25% of the shares underlying the stock option vesting at the end of the calendar quarter closest to the first year anniversary of the date of grant. Thereafter, shares vest in equal increments on the last day of each calendar quarter after the initial vesting date so that the entire option is fully vested four years after the date of grant. However, the compensation committee may from time to time grant options that vary from this vesting schedule. Our policy and practice are only to grant options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.
               Restricted stock awards are intended to retain our key employees, including our named executive officers. Restricted stock awards provide the opportunity for capital accumulation and long-term value that is more predictable than stock options. Restricted stock awards are shares of our common stock that are awarded with the restriction that the recipient remains employed by the company through the vesting dates. The purpose of granting restricted stock awards is to further encourage business decisions by our executives that drive long-term stock price appreciation. Restricted stock awards generally vest over a period of four years, with 25% of the shares vesting annually on the last day of the calendar month anniversary of the grant date.
               2010 Decisions and Analysis.  In granting stock options and restricted stock awards to Mr. Bihl, Mr. Heggestad, Mr. Martin and Ms. Erickson in February of 2010, the primary factor considered by the compensation committee was market data cited above. The midpoint of our compensation range for equity awards for executive officer positions is set to approximate the 50th percentile in the comparative market data. We add and subtract approximately 35% to the midpoint to reach the maximum and the minimum of the equity awards value range for each executive position. The compensation committee also considered individual performance as discussed above under the heading “Executive Compensation Components for 2010 – Base Salary” when determining where each executive officer’s annual equity award falls within the established range. In granting stock options to Ms. Forneris, the compensation committee considered the recommendation of Mr. Bihl in determining the amount of stock options granted to newly hired executives. Mr. Bihl’s recommendations were based upon Ms. Forneris’ role and responsibilities, ability to influence long-term value creation, retention and incentive factors and the awards previously made to peers of the executive upon initial employment with the company. At the time of hire, the committee granted stock options to purchase 100,000 shares of our common stock to Ms. Forneris. The dollar value of the equity awards granted was:

	Value of	Value of	Total Value of
	Stock	Restricted Stock	Equity Awards
Name	Options	Awards	Granted
Anthony P. Bihl, III	$1,352,307	$451,162	$1,803,469
Mark A. Heggestad	$440,634	$147,126	$587,760
Whitney D. Erickson	$334,871	$111,868	$446,739
Joe W. Martin	$334,871	$111,868	$446,739
Jeanne M. Forneris (1)	$683,820	-	$683,820

(1)	Ms. Forneris joined us as an executive officer in February 2010 and received stock options upon hire, but was not granted restricted stock awards upon hire.
               In addition to the annual equity award noted above, Ms. Erickson was awarded stock options to purchase 20,000 shares of our common stock with a grant date fair value of $135,362 as recognition for her promotion from Vice President to Senior Vice President in November of 2010, due to her continued strong leadership of our growing Men’s Health product line.
               Information regarding the stock option and restricted stock grants made to our named executive officers for fiscal 2010 is included in the Summary Compensation Table located under the heading “Executive Compensation—Summary of Compensation,” in the Grants of Plan-Based Awards Table located under the heading “Executive Compensation—Grants of Plan-Based Awards,” and in the Outstanding Equity Awards at Fiscal Year-End Table located under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

Certain Employment Agreements, Executive Severance Pay Plan, and Change in Control Agreements
               During fiscal 2010, we were a party to executive employment agreements with Mr. Bihl, Mr. Heggestad, Ms. Erickson, and Mr. Martin. Such agreements provided that in connection with the termination of their employment in certain circumstances, the company would be required to make certain severance payments to them. In February 2010, we adopted the American Medical Systems, Inc. Executive Severance Pay Plan to provide severance benefits to all of our U.S. based executive officers whose employment is involuntarily terminated after April 1, 2010 without cause. The Executive Severance Pay Plan is more fully described below under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Severance Pay Plan.” As a result of the adoption of the Executive Severance Pay Plan, the employment agreements with Mr. Bihl, Mr. Heggestad, Ms. Erickson, and Mr. Martin were amended and restated to remove the provisions related to the payment of severance and continuation of benefits following the termination of the executive. The terms of these employment agreements as currently in effect are described under the heading “Executive Compensation—Summary of Compensation—Employment Agreements.”
               We also have change in control severance agreements with each of our senior management officers, including our named executive officers. Such agreements are described in detail under the heading “Executive Compensation—Potential Payments upon Termination or Change in Control—Change in Control Severance Agreements.”
               These employment agreements, the Executive Severance Pay Plan and the change in control severance agreements are an important element in our executive compensation program. Severance commitments help us attract and retain key management talent by assuring our key executives a level of economic security in the event of their termination without cause. Similarly, our change in control severance agreements provide our named executive officers with a measure of economic security in the event of any change in control, as well as additional incentives to execute and complete any change in control transaction that the board of directors believes is in the best interests of our stockholders. Similar protection is typically provided by other companies, thus we offer such protections in order to be competitive with companies with whom we compete for management talent.
               As described in more detail below, prior to March 2009, we structured our change in control severance agreements to provide for acceleration of outstanding options and equity awards upon completion of a change in control, regardless of any impact on the executive’s employment, but linked salary, bonus and benefits protections to subsequent actual or constructive termination within a period of 12 months following a change in control. We determined that it was important to accelerate equity awards in this manner as it better aligns our executives’ interests with those of our stockholders by allowing them to participate fully in the benefits of the change in control as to all of their equity. Conversely, we believe that other payments should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.
               Furthermore, prior to March 2009, our change in control severance agreements also provided for excise tax gross-up payments in the event of a change of control and permitted our executives to terminate their employment for any reason during the first full calendar month following the first anniversary date of the change in control. We determined that an excise tax gross-up payment better aligned our executives’ interests with those of our stockholders by protecting our executives from resulting excise tax liability associated with a change in control transaction. Further, we believed that giving an executive the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control better aligned our executives’ interests with those of our stockholders by giving our executives who were not terminated in connection with the change of control the opportunity to receive their severance benefits after serving in their positions with the acquired entity for a 12 month transition period.
               Upon reviewing and considering developments pertaining to corporate governance practices, in March 2009, the compensation committee determined that any future change in control severance agreements would not provide (i) for the acceleration of outstanding options and equity awards upon completion of a change in control, (ii) for excise tax gross-up payments and (iii) an executive with the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control while still receiving change in control benefits. As a result, the change in control severance agreement entered into with Mr. Martin and Ms. Forneris do not contain such provisions. Although the committee is still of the belief that such practices tend to better align the executives’ interests with those of our stockholders, the committee believes that future change in control severance agreements that do not contain such provisions will be more in line with emerging guidance related to severance arrangements following a change in control. As a change in control severance agreement cannot be amended in any way adversely affecting the executive without the executive’s consent, the committee determined not to amend any prior agreements, including the agreements with Mr. Bihl, Mr. Heggestad, and Ms. Erickson.
               Further, in February 2010, the compensation committee approved new forms of stock option award and restricted stock award agreements for executive officers for grants beginning in 2010. Such award agreements do not provide for the immediate acceleration of stock options and restricted stock solely upon completion of a change in control, but provide for acceleration of vesting upon both a change in control and a termination of employment of the executive without cause or for good reason within 12 months after the change in control. Further, such award agreements provide that the terms of the award agreements supersede the acceleration provisions that may be contained in change in control severance agreements of the recipient. As such, the vesting of awards granted in 2010 and thereafter to Mr. Bihl, Mr. Heggestad and Ms. Erickson will not be accelerated merely upon completion of a change in control as was provided in their change in control severance agreements.
Limited Perquisites; Other Benefits
               It is generally our policy not to extend significant perquisites to our executives beyond those that are available to our employees generally, such as 401(k) matching contributions and health, dental and life insurance benefits. We have operations in countries outside of the U.S. and provide pension arrangements for executives and employees in certain foreign locations.
               We maintain an unfunded nonqualified deferred compensation plan that is described under the heading “Executive Compensation—Nonqualified Deferred Compensation,” in which our named executive officers are eligible to participate.
Stock Ownership Guidelines
               Prior to March 2011, we did not have formal stock retention or ownership guidelines, however, the board of directors and the compensation committee encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management, and view both stock options and restricted stock as a means of furthering this goal. To further strengthen the alignment of senior officers and stockholder interests, we adopted stock ownership guidelines in March 2011. Senior officers and directors will be required to hold equity in an amount equal to a multiple of base salary or retainer in accordance with the chart below. Senior officers and directors will be required to retain 75% of net shares received as a result of the exercise of stock options or the vesting of restricted stock until they reach the target holding level for their respective position.

Value of AMS Common Stock as
Multiple of Annual Cash Retainer or
Position	Annual Base Salary
Non-Employee Director	Three times (3X) annual retainer
Chief Executive Officer	Three times (3X) base salary
Executive Vice President / Chief Financial Officer	Two times (2X) base salary
Senior Vice President	One times (1X) base salary

               Shares that satisfy the ownership requirement are as follows:
•	Shares purchased on the open market;

•	Shares acquired through the Company’s Employee Stock Purchase Plan;

•	Vested and unvested restricted stock awards; and

•	Shares owned through the exercise and hold of stock options.

Total Compensation Mix
               The table below illustrates how total compensation for each of our named executive officers for fiscal 2010 was allocated between “at-risk,” base salary and all other compensation components; how performance-based compensation is allocated between annual and long-term components; and how total compensation is allocated between cash, equity and all other compensation components, based upon the amounts reported in the Summary Compensation Table located under the heading “Executive Compensation—Summary of Compensation.” The table utilizes the equity values included in the Summary Compensation Table, based on the grant date fair value of the stock option awards.

	Total Compensation Mix
	(base salary, annual cash incentives, long-term equity incentives and all other compensation)
				% of Performance
				Based Total
	% of Total Compensation that is:			Compensation that is:		% of Total Compensation that is:

	“At-	Base	All		Long-	Cash	Equity	All
	Risk” (1)	Salary (2)	Other (3)	Annual (4)	Term (5)	Based (6)	Based (7)	Other (3)
Anthony P. Bihl, III	81%	17%	2%	26%	74%	38%	60%	2%
Mark A. Heggestad	71%	28%	1%	27%	73%	47%	52%	1%
Whitney D. Erickson (8)	71%	27%	2%	23%	77%	43%	55%	2%
Joe W. Martin	66%	32%	2%	29%	71%	51%	47%	2%
Jeanne M. Forneris (9)	71%	23%	6%	14%	86%	33%	61%	6%

(1)	Represents annual cash incentives (i.e., the EVIP payment) plus long-term equity incentives (i.e., stock option awards) divided by total compensation.

(2)	Represents base salary divided by total compensation.

(3)	Represents all other compensation shown in the “Bonus” and “All Other Compensation” columns of the Summary Compensation Table divided by total compensation.

(4)	Represents annual cash incentives, divided by the sum of annual cash incentives plus long-term equity incentives.

(5)	Represents long-term equity incentives, divided by the sum of annual cash incentives plus long-term equity incentives.

(6)	Represents the sum of base salary plus annual cash incentives, divided by total compensation.

(7)	Represents long-term equity incentives divided by total compensation.

(8)
Ms. Erickson received options to purchase 20,000 shares upon promotion to Sr. Vice President in November of 2010, which resulted in a greater portion of her total compensation in 2010 being reflected as “at-risk”, long-term, and equity based in the table above.

(9)
Ms. Forneris received options to purchase 100,000 shares upon employment, which resulted in a greater portion of her total compensation in 2010 being reflected as “at-risk”, long-term, and equity based in the table above.

We believe that the above table illustrates general alignment of our 2010 named executive officer compensation with our overall compensation objective and philosophies of emphasizing performance-based and long-term equity-based compensation.

EXECUTIVE COMPENSATION
Compensation Committee Report
               The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended January 1, 2011 with management. Based on the foregoing reviews and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended January 1, 2011 and the proxy statement for the 2011 Annual Meeting of Stockholders to be held on Thursday, April 28, 2011.
D. Verne Sharma (Chair)
Richard B. Emmitt
Albert Jay Graf
Thomas E. Timbie
               The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
Summary of Compensation
               The following table shows the compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009; however, information is not provided for Mr. Martin in fiscal 2008 and Ms. Forneris in fiscal 2009 and 2008 because such executives were not employed by us during those years.
SUMMARY COMPENSATION TABLE—2010

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Anthony P. Bihl, III President and Chief Executive Officer	2010	527,692	---	451,162	1,352,307	622,220	52,697	3,006,078
	2009	500,000	---	---	465,200	682,375	62,451	1,710,026
	2008	342,308	---	---	2,820,775	348,726	68,710	3,580,519

Mark A. Heggestad Executive Vice President, Chief Financial Officer	2010	309,954	---	147,126	440,634	219,209	14,981	1,131,904
	2009	293,846	---	---	223,296	241,561	15,242	773,945
	2008	285,097	---	---	186,568	144,100	13,313	629,078

Whitney D. Erickson Senior Vice President & General Manager of Men’s Health	2010	287,246	---	111,868	470,233	169,116	22,386	1,060,849
	2009	276,231	---	---	186,080	189,018	22,849	674,178
	2008	271,614	---	---	186,568	137,409	81,938	677,530

Joe W. Martin Senior Vice President & General Manager of BPH Therapy	2010	311,046	---	111,868	334,871	182,968	14,805	955,558
	2009	230,898	---	---	500,734	147,773	69,692	949,097

Jeanne M. Forneris	2010	260,769	50,000	---	683,820	115,334	15,955	1,125,878
Senior Vice President & General Counsel

(1)
The base salary is for a partial year for Mr. Bihl in 2008 as he joined the company on April 30, 2008; for Mr. Martin in 2009 as he joined the company on April 1, 2009; and for Ms. Forneris in 2010 as she joined the company on February 22, 2010.

(2)	Represents a bonus paid to Ms. Forneris upon joining the company.

(3)
Amount reported represents the aggregate grant date fair value for stock awards granted to each named executive officer computed in accordance with ASC 718. The grant date fair value is determined based on the closing sale price of our common stock on the date of grant.

(4)
Reflects the aggregate grant date fair value of option awards granted with respect to the fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009, respectively, computed in accordance with ASC 718. We refer you to Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K, for the fiscal year ended January 1, 2011, for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuation for fiscal year ended January 1, 2011 of each option grant in fiscal year 2010 are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option

02/12/2010	2.53%	0.00%	37.95%	5.1 years
02/19/2010	2.47%	0.00%	38.04%	5.0 years
11/23/2010	1.41%	0.00%	39.19%	5.0 years
(5)
Represents amounts earned under the 2010 Executive Variable Incentive Awards Plan, 2009 Executive Variable Incentive Plan, and 2008 Executive Variable Incentive Plan for fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009, respectively. The 2010 Executive Variable Incentive Awards Plan is described in more detail in this proxy statement under the heading “Compensation Discussion and Analysis.”

(6)	The amounts shown in this column include the following with respect to each named executive officer:

			Profit		Life
		401(k)	Sharing	Supplemental	Insurance	Spousal	Moving
Name	Year	Match ($)(a)	($)(b)	Match ($)(c)	Premiums ($)	Travel ($)(d)	Expenses ($)
Anthony P. Bihl, III	2010	9,800	4,713	37,224	960	---	---
	2009	9,731	4,974	34,143	960	12,643	---
	2008	3,192	2,171	8,369	320	---	54,658
Mark A. Heggestad	2010	9,800	4,713	---	468	---	---
	2009	9,800	4,974	---	468	---	---
	2008	9,200	3,818	---	295	---	---
Whitney D. Erickson	2010	8,442	4,713	8,807	424	---	---
	2009	9,800	4,974	7,651	424	---	---
	2008	9,200	3,818	4,083	259	14,901	49,677
Joe W. Martin	2010	9,800	4,713	---	292	---	---
	2009	9,800	3,899	---	292	---	55,701
Jeanne M. Forneris	2010	9,800	3,687	2,228	240	---	---
(a)	Represents matching amounts contributed by the company under our 401(k) plan.

(b)	Represents discretionary profit sharing contributions by the company under our 401(k) plan. An equal profit-sharing amount is given to all full-time AMS employees eligible under this plan.

(c)
Represents matching amounts contributed by the company under our Non-Funded Deferred Compensation and Supplemental Savings Plan. The amounts for fiscal year 2010 are also set forth under the column “AMS Contributions in FY 2010” in the Nonqualified Deferred Compensation table below.

(d)
The amount shown for Mr. Bihl and Ms. Erickson represents travel expenses, and the tax gross-up payments on such expenses, for their respective spouse and guest on the annual sales force incentive trip. The company paid the travel expenses, and the tax gross-up on such travel expenses, for the spouses and guests of all of the attendees of the sales force incentive trip.

Risk Considerations in Compensation Programs
               Based on a report provided by Mercer in 2010 and discussions with management, our compensation committee has assessed our risk as it relates to our compensation policies and practices for our employees and does not believe our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. Further, we do not believe our compensation policies and practices encourage excessive or inappropriate risk taking.
               We structure our compensation policies and practices to consist of both fixed and variable compensation to mitigate excessive or inappropriate risk taking. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the metrics associated with our business so that employees do not feel pressured to focus exclusively on business metrics, thereby increasing an employee’s willingness to engage in excessive or inappropriate risk taking to meet such business metrics.
               The variable component of our pay structure includes long-term equity awards and, for our executive officers, an executive variable incentive plan. The long-term equity awards, which typically vest over four years, are designed to further align the employees’ interests with those of our stockholders. We believe that such awards do not encourage excessive risk taking since the ultimate value of such awards is tied to our stock price and awards are staggered and subject to four year vesting schedules to help ensure that employees have significant value tied to long-term stock price performance. Further, we believe that the executive variable bonus plan is not likely to encourage the executives to take inappropriate risks because our executives are not encouraged to drive one metric. Rather, the executive variable incentive plan is based on the three metrics noted above.
Employment Agreements
               During 2010, we had continuing employment agreements with Mr. Bihl, Mr. Heggestad, Ms. Erickson, and Mr. Martin. These employment agreements had a fixed term and automatically renew for successive one-year periods until either the executive provides or we provide notice of termination. The agreements generally provided for base salary, participation in incentive compensation plans adopted by the board of directors, and an initial grant of options to purchase shares of our common stock. The agreements also entitle the executives to participate in our other standard benefit programs and contain customary confidentiality and non-competition provisions. The employment agreement with Mr. Martin also provide that he is entitled to receive reimbursement of up to $75,000 to cover the loss on the sale of his home.
               In March 2010, the employment agreements with Mr. Bihl, Mr. Heggestad, and Mr. Martin were amended and restated primarily to: (i) provide that the agreements would continue until either the executive provides or we provide notice of termination; (ii) update the compensation information currently provided to the executive and to remove the discussion of compensation and benefits provided to the executive related to their initial hiring by us; (iii) update the provisions pertaining to payment of severance and continuation of benefits following the termination of the executive to reflect the adoption of the Executive Severance Pay Plan and the executive’s change in control severance agreement with the company; and (iv) decreased the restrictive period from two to one year following termination on the non-solicitation and non-competition provisions.
Change in Control Severance Agreements
               We have entered into agreements with our current executive officers that require us to provide compensation to them in the event of a termination of their employment in connection with a change in control of our company as described in detail under the heading “Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements.”
Non-Funded Deferred Compensation and Supplemental Savings Plan
               We maintain an unfunded, nonqualified deferred compensation plan to provide certain management employees, including all of our named executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code, as described in more detail under the heading “Nonqualified Deferred Compensation” below.

Indemnification Agreements
               We have entered into indemnification agreements with our executive officers under which we are required to indemnify such individuals against expenses, judgments, fines, settlements and amounts actually and reasonably incurred by the executive officer arising out of performance of his or her duties to the company and to advance expenses, provided that the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.
Grants of Plan-Based Awards
               The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended January 1, 2011. Plan-based awards were granted to our named executive officers during fiscal year 2010 under the 2010 Executive Variable Incentive Awards Plan (EVIP) and the 2005 Stock Incentive Plan (2005 SIP). The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.
GRANTS OF PLAN-BASED AWARDS—2010

					All Other	Number of
					Stock	Securities	Exercise		Grant Date
		Estimated Possible Payouts Under			Awards:	Underlying	or Base		Fair Value
		Non-Equity Incentive Plan Awards(1)			Number of	All Other	Price of	Closing	of Stock
					Shares or	Option	Option	Market	and Option
	Grant	Threshold	Target	Maximum	Stock	Awards	Awards	Price	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($/Sh)	($)(5)
Anthony P. Bihl, III
EVIP	---	1,590	530,000	1,060,000	---	---	---	---	---
2005 SIP	02/12/10	---	---	---	24,440	196,140	18.46	18.46	1,803,469
Mark A. Heggestad
EVIP	---	560	186,720	373,440	---	---	---	---	---
2005 SIP	02/12/10	---	---	---	7,970	63,910	18.46	18.46	587,760
Whitney D. Erickson
EVIP	---	432	144,050	288,100	---	---	---	---	---
2005 SIP	02/12/10	---	---	---	6,060	48,570	18.46	18.46	446,739
2005 SIP	11/23/10	---	---	---	---	20,000	18.66	18.66	135,362
Joe W. Martin
EVIP	---	468	155,850	311,700	---	---	---	---	---
2005 SIP	02/12/10	---	---	---	6,060	48,570	18.46	18.46	446,739
Jeanne M. Forneris
EVIP	---	320	106,800	213,600	---	---	---	---	---
2005 SIP	02/19/10	---	---	---	---	100,000	18.38	18.38	683,820

(1)
The amount in the threshold, target and maximum columns represent the potential minimum, target and maximum payouts under the 2010 Executive Variable Incentive Awards Plan, the material terms of which are described in more detail above under the heading “Compensation Discussion and Analysis—Executive Compensation Components for Fiscal 2010—Short-Term Incentive Compensation.” The actual amounts earned in 2010 for each named executive officer based on the achievement of the performance criteria underlying the grant is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(2)
Represents restricted stock grants under our 2005 Stock Incentive Plan, the material terms of which are described in more detail below under the heading below “2005 Stock Incentive Plan.” The restricted stock grants vest and become non-forfeitable over time, with the last tranche becoming non-forfeitable on February 28, 2014, in each case, so long as the individual remains an employee.

(3)	Represents options granted under our 2005 Stock Incentive Plan, the material terms of which are described in more detail below under the heading below “2005 Stock Incentive Plan.”

(4)
The exercise price is established based on the determined “fair market value” of a share of our common stock on the date of the grant. For purposes of grants made under our 2005 Stock Incentive Plan the “fair market value” of a share of our common stock on the date of grant will be the closing sale price, as reported on the NASDAQ Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). For further information, see the description of our 2005 Stock Incentive Plan included under the heading “2005 Stock Incentive Plan.”

(5)	See notes (2) and (3) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.
2010 Executive Variable Incentive Plan
               The 2010 Executive Variable Incentive Awards Plan provides short-term, cash incentive compensation for senior management, including executive officers, based on performance goals set each year by our compensation committee and board of directors. For a complete description of target bonus and performance goals under the 2010 Executive Variable Incentive Awards Plan, see the discussion of the plan under the heading “Compensation Discussion and Analysis—Executive Compensation Components for Fiscal 2010—Short-Term Incentive Compensation” above.
2005 Stock Incentive Plan
               Under the terms of our 2005 Stock Incentive Plan, our named executive officers, in addition to non-employee directors and other employees and individuals, are eligible to receive equity compensation awards in the form of stock options, stock appreciation rights, restricted stock awards, stock unit grants, performance awards and stock bonuses. Through January 1, 2011, only stock options and restricted stock awards have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. To the extent that any shares subject to outstanding options under our prior 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of January 1, 2011, we have granted options to purchase shares for an aggregate of 21,807,559 shares (net of forfeitures) under both plans and 5,363,198 shares remain available for future grants under our 2005 Stock Incentive Plan.
               Under the terms of the 2005 Stock Incentive Plan, options are granted with an exercise price equal to the fair market value of a share of common stock on the date of grant. For purposes of grants made under our 2005 Stock Incentive Plan prior to April 30, 2009, the “fair market value” of a share of our common stock on the date of grant is defined as the average of the reported high and low sale prices of our common stock as of the date of grant during the regular trading session, as reported on the NASDAQ Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). For the purposes of grants on or after April 30, 2009, the “fair market value” of a share of our common stock on the date of grant is the closing sale of our common stock as of the date, as reported on the NASDAQ Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). Options generally become exercisable with respect to twenty-five percent of the shares on the last day of the calendar quarter that is closest to the first anniversary date of the grant. Thereafter, the shares underlying the options vest in 6.25 percent increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant. Options granted under our 2005 Stock Incentive Plan expire, if not exercised, seven years after the date of grant.
               Restricted stock awards give the recipient all voting, dividend, liquidation and other rights with respect to shares of common stock issued to them as restricted stock as if they were a holder of record of shares of our unrestricted common stock. Unless the committee granting the award otherwise decides in its sole discretion, any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. Restricted stock awards granted to our executives typically vest over four years with twenty-five percent of the shares granted vesting annually on the annual anniversary of the last day of calendar quarter following the initial grant date.
               As described in more detail under the heading “Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements,” our current change in control severance agreements with Mr. Bihl, Mr. Heggestad and Ms. Erickson provide that upon a change in control all of the executive officer’s unvested stock options or stock awards will vest or become unrestricted, as the case may be, and be immediately exercisable in full and, in the case of options, will remain exercisable until two years after the date of the change in control or the date of the executive’s termination of employment with the company, whichever is later, but in no event after the expiration date of any stock option. As discussed under the heading “Certain Employment Agreements, Executive Severance Pay Plan, and Change in Control Agreements” in the section titled “Compensation Discussion and Analysis” above, Mr. Martin’s, and Ms. Forneris’ change in control agreements, along with any future change in control severance agreements, do not provide for the acceleration of outstanding equity awards upon completion of a change in control. Further, beginning in 2010, stock option and restricted stock award agreements for each of the named executive officers do not provide for the immediate acceleration of stock options and restricted stock solely upon completion of a change in control, but provide for acceleration of vesting upon both a change in control and a termination of employment of the executive without cause or for good reason within 12 months after the change in control.
               The stock option and restricted stock awards granted to each named executive officer in fiscal 2010 under the 2005 Stock Incentive Plan provide that if a change in control occurs and if within 12 months after a change in control (i) the company terminates an executive’s employment without cause or (ii) the executive terminates his or her employment for good reason, then all unvested restricted stock awards and all unvested options shall become fully vested immediately as of the termination date.
Outstanding Equity Awards at Fiscal Year End
               The following table provides information regarding unexercised stock options and unvested restricted stock awards for each of our named executive officers that remained outstanding at January 1, 2011.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2010

	Option Awards				Stock Awards
	Number of	Number of				Market
	Securities	Securities				Value of
	Underlying	Underlying			Number of Shares	Shares That
	Unexercised	Unexercised	Option	Option	of Stock That	Have Not
	Options	Options	Exercise	Expiration	Have Not Vested	Vested ($)
Name	Exercisable	Unexercisable(1), (2)	Price ($)	Date	(1), (4)	(5)
Anthony P. Bihl, III	171,875	78,125 *	14.205	05/04/2015	---	---
	---	250,000 (3)	14.205	05/04/2015	---	---
	54,687	70,313	10.825	02/09/2016	---	---
	---	196,140	18.460	02/11/2017	---	---
	---	---	---	---	24,440	460,938

Mark A. Heggestad	175,000	---	18.750	12/17/2013	---	---
	27,500	12,500	14.355	03/05/2015	---	---
	26,250	33,750	10.825	02/09/2016	---	---
	---	63,910	18.460	02/11/2017	---	---
	---	---	---	---	7,970	150,314

Whitney D. Erickson	130,000	---	19.950	01/30/2014	---	---
	27,500	12,500	14.355	03/05/2015	---	---
	21,875	28,125	10.825	02/09/2016	---	---
	---	48,570	18.460	02/11/2017	---	---
	---	20,000	18.660	11/22/2017	---	---
	---	---	---	---	6,060	114,292

Joe W. Martin	56,875	73,125	11.170	03/31/2016	---	---
	---	48,570	18.460	02/11/2017	---	---
	---	---	---	---	6,060	114,292

Jeanne M. Forneris	---	100,000	18.380	02/18/2017	---	---
(1)
Upon the occurrence of a change in control, the unexercisable options that were outstanding at the end of fiscal 2010, with option expiration dates of February 9, 2016 or earlier as set forth in this column for Mr. Bihl, Mr. Heggestad and Ms. Erickson will be accelerated and become fully vested as of the date of the change in control, because such options were issued prior to our use of double trigger stock option agreements. Pursuant to the terms of the stock option and restricted stock agreements with each named executive officer, for options with expiration dates of March 31, 2016 or later, issued under the 2005 Stock Incentive Plan, if an executive is terminated without cause by the company or for good reason by the executive within 12 months of a change of control, then the executive officer’s unvested restricted stock and unexercisable options that were outstanding at the end of fiscal 2010 will vest immediately in full as of the date of termination. For more information, we refer you to the discussion under the heading “2005 Stock Incentive Plan” and the table under the heading “Potential Payments to Named Executive Officers” in the section titled “Potential Payments Upon Termination or Change in Control.”

(2)
Options generally become exercisable with respect to twenty-five percent of the shares on the last day of the calendar quarter that is closest to the first anniversary date of the grant. Thereafter, shares underlying the options vest in equal increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant.

*
For example, Mr. Bihl was granted an option to purchase 250,000 shares on May 4, 2008. Of the 250,000 options, 62,500 shares vested on March 31, 2009, and 15,625 vested on the last day of each calendar quarter from June 30, 2009 through December 31, 2010. Of the remaining 78,125 underlying shares, 15,625 will vest on the last day of each calendar quarter through March 31, 2012.

(3)
These options do not vest according to our standard four-year vesting described in footnote 2 above. Instead, the options will vest on the first date that the average of the high and low trading prices of our common stock for five consecutive trading days is equal to or greater than $24.00 per share, as long as Mr. Bihl is an employee of the company on such date.

(4)
Restricted stock awards generally vest over a four year period with twenty-five percent of the shares vesting annually on the last day of the calendar month closest to the first anniversary date of the grant. The release dates and release amounts for the unvested restricted stock awards, in the case of Mr. Bihl, Mr. Heggestad, Ms. Erickson, and Mr. Martin are as follows:

			Number of	Number of	Number of	Number of
		Total	Shares to	Shares to	Shares to	Shares to
		Number of	Vest on	Vest on	Vest on	Vest on
	Grant	Unvested	Feb. 28,	Feb. 28,	Feb. 28,	Feb. 28,
Name	Date	Shares	2011	2012	2013	2014

Anthony P. Bihl, III	2/12/2010	24,440	6,110	6,110	6,110	6,110
Mark A. Heggestad	2/12/2010	7,970	1,992	1,992	1,993	1,993
Whitney D. Erickson	2/12/2010	6,060	1,515	1,515	1,515	1,515
Joe W. Martin	2/12/2010	6,060	1,515	1,515	1,515	1,515
(5)	The market value of unvested restricted stock as of January 1, 2011 is based on the closing sale price of our common stock on January 1, 2011.
Options Exercised and Stock Vested During Fiscal Year
               None of our named executive officers exercised options during fiscal year 2010. Prior to fiscal year 2010, no restricted stock was granted to our named executive officers and there were no restricted stock awards that vested during 2010.

Nonqualified Deferred Compensation
               The following table provides information regarding our Non-Funded Deferred Compensation and Supplemental Savings Plan, our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified, during the fiscal year ended January 1, 2011 for each of our named executive officers, other than Mr. Heggestad and Mr. Martin. Mr. Heggestad and Mr. Martin did not participate in this nonqualified savings plan.
NONQUALIFIED DEFERRED COMPENSATION—2010

		AMS		Aggregate
	Executive	Contributions	Aggregate	Withdrawals /	Aggregate
	Contributions in	in	Earnings in	Distributions in	Balance at
Name	FY 2010 ($)(1)	FY 2010 ($)(2)	FY 2010 ($)	FY 2010 ($)	Last FYE ($)
Anthony P. Bihl, III	190,200	37,224	(20,925)	---	513,962
Whitney D. Erickson	46,517	8,807	6,718	---	133,694
Jeanne M. Forneris	15,653	2,228	(214)	---	19,174

(1)
Represents amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table that were deferred under the plan. No amounts reported in the Summary Compensation Table for fiscal year 2009 were paid and deferred in fiscal year 2010.

(2)	Consists of amounts included in the “All Other Compensation” column in the Summary Compensation Table. See note 5 to the Summary Compensation Table.
          Our Non-Funded Deferred Compensation and Supplemental Savings Plan is an unfunded nonqualified deferred compensation plan that provides certain management employees, including all of our executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code.
               Participants may defer up to 100% of base salary and annual cash incentive compensation for a calendar year. The matching formula is the same as for all other of our 401(k) plan participants: 100 percent of the deferral up to 2 percent of compensation and 50 percent of the deferrals from 2 percent to 6 percent of compensation. We credit the deferrals and match to a bookkeeping account maintained for each participant. In addition, the participants receive an earnings credit to their account based on the investments selected by the participant from the group of investment funds available under our 401(k) plan, with the exception of the T. Rowe Price Stable Value Fund. The T. Rowe Price Prime Reserve Fund is available under our Non-Funded Deferred Compensation and Supplemental Savings Plan in lieu of the T. Rowe Price Stable Value Fund available under our 401(k) plan. The investment funds and 2010 rate of return for each of the funds available under the Non-Funded Deferred Compensation and Supplemental Savings Plan are as follows: Artio International Equity II Fund: 7.97%, Buffalo Small Cap Fund: 16.59%, Harbor Capital Appreciation Instl. Fund: 11.61%, Harbor Large Cap Value Instl. Fund: 8.50%, Lazard Emerging Markets Equity Portfolio Instl. Fund: 22.81%, Perkins Mid-Cap Value I Fund: 15.02%, T. Rowe Price Equity Income Fund: 15.15%, T. Rowe Price Growth Stock Fund: 16.93%, T. Rowe Price Mid-Cap Growth Fund: 28.06%, T. Rowe Price Small-Cap Value Fund: 25.25%, Vanguard Institutional Index Fund, Inst.: 15.05%, T. Rowe Price Retirement 2055 Fund: 16.41%, T. Rowe Price Retirement 2050 Fund: 16.41%, T. Rowe Price Retirement 2045 Fund: 16.44%, T. Rowe Price Retirement 2040 Fund: 16.51%, T. Rowe Price Retirement 2035 Fund: 16.34%, T. Rowe Price Retirement 2030 Fund: 16.01%, T. Rowe Price Retirement 2025 Fund: 15.37%, T. Rowe Price Retirement 2020 Fund: 14.74%, T. Rowe Price Retirement 2015 Fund: 13.79%, T. Rowe Price Retirement 2010 Fund: 12.70%, T. Rowe Price Retirement 2005 Fund: 11.51%, T. Rowe Price Retirement Income Fund: 10.10%, PIMCO Total Return Fund, Instl. Shares: 8.86%, and T. Rowe Price Prime Reserve Fund: 0.01%.
               Participants are always 100 percent vested in their deferred compensation account and are entitled to receive a distribution of their account balance following termination of their employment with us. Participants with an account balance of $50,000 or more will be paid in two annual installments and participants with an account balance of less than $50,000 will be paid in a single lump sum. In accordance with Section 409A of the Internal Revenue Code, however, amounts that were deferred after 2004 and that are payable to “specified employees” (generally, officers of the company) will not be paid for at least six months following termination of employment.

Potential Payments Upon Termination or Change in Control
               We have entered into certain agreements and maintain certain plans that will require us to provide incremental compensation to our named executive officers upon certain types of terminations, including termination due to a change in control of the company.
Executive Severance Pay Plan
               In February 2010, we adopted the American Medical Systems, Inc. Executive Severance Pay Plan for U.S. based executive officers, including our named executive officers, whose employment is involuntarily terminated after April 1, 2010 without cause. The Executive Severance Pay Plan entitles an executive officer, who has signed a written separation agreement and release in connection with such involuntary termination without cause, to receive a lump-sum cash severance payment equal to his or her annual base pay, as of the date of termination, and a pro-rata portion of his or her quarterly incentive bonus. An executive officer terminated on or after October 1 of each year will also receive a pro-rata portion of his or her annual incentive bonus for that year. Finally, an executive officer who timely elects continued coverage of group medical plans, group dental plans and life insurance is eligible for up to 12 months of reimbursement in the amount equal to the difference between the amount the terminated officer pays for continued coverage and the amount paid by a full-time active employee. An executive officer cannot receive benefits under the Executive Severance Pay Plan to the extent he or she is receiving payment from the company under any provision of law due to the termination of such qualified employee’s employment, including pursuant to a severance or change in control agreement.
Change in Control Severance Agreements
               Our named executive officers, as well as our senior management officers, are each party to a standard change in control severance agreement with us. These agreements provide that if we terminate the executive without cause, or if the executive leaves voluntarily for good reason, during the 12 month period after a change in control, or prior to a change in control if the termination was a condition of the change in control or at the request or insistence of a person related to the change in control, we (or our successor) would be required to pay the executive the following benefits:
•
a lump sum cash payment equal to, (1) in the case of Mr. Bihl, two times the sum of Mr. Bihl’s annual salary and target bonus for the year during which the change in control occurs, (2) in the case of Mr. Heggestad, one and one-half times the sum of his annual salary and target bonus for the year during which the change in control occurs, and (3) in the case of the remaining executive officers, the sum of his or her annual salary and target bonus for the year during which the change in control occurs;

•
if the executive elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under our group health and dental plans for up to 12 months;

•	the executive may elect health and dental continuation coverage for up to an additional 12 months after the expiration of the 18-month COBRA period at the executive’s cost;
•
the executive will receive continued life insurance coverage for up to 12 months at a cost no more than the executive paid as an active employee and the company will reimburse the executive quarterly for any amounts that exceed such cost;

•
in the case of Mr. Bihl, Mr. Heggestad, and Ms. Erickson, if the executive incurs a tax liability in connection with payments for executive’s continued coverage under our group health and dental plans described above that the executive would not have incurred if the executive had been an active employee, we will make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any taxes on the gross-up payment, the executive would retain an amount of the gross-up payment equal to the initial tax liability in connection with the benefit; and

•
in the case of Mr. Bihl, Mr. Heggestad, and Ms. Erickson, if any payments (including the acceleration of pre-2010 stock options) made by us to the executive in connection with a change in control were subject to excise tax we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.

               In March 2009, the compensation committee determined that any future change in control severance agreements would not provide (i) for the acceleration of outstanding options and equity awards upon completion of a change in control, (ii) for excise tax gross-up payments, (iii) an executive with the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control and (iv) for a cash “gross-up payment” related to continued coverage under our group health and dental plans.
               Because Mr. Bihl, Mr. Heggestad, and Ms. Erickson have pre-March 2009 change in control severance agreements, all unvested stock options held by Mr. Bihl, Mr. Heggestad and Ms. Erickson and granted prior to fiscal 2010 would immediately vest in full and become exercisable upon a change in control, whether or not the acquiring entity or successor assumes or replaces the equity awards and whether or not the executive continues to be employed by us (or the successor) after the change in control. The accelerated options will remain exercisable for a period of two years from the date of the change in control or, if later, the date of the officer’s termination, but in any event not later than the expiration date of the options. There is no acceleration of unvested options or restricted stock awards for Mr. Martin and Ms. Forneris in their change in control severance agreements because they have post-March 2009 change in control severance agreements. In February 2010, new forms of equity award agreements were adopted that do not provide for the acceleration of stock options and restricted stock solely upon completion of a change in control, but provide for acceleration of vesting upon both a change in control and a termination of employment without cause or for good reason within 12 months after the change in control. Further, such award agreements provide that the terms of the award agreements supersede the acceleration provisions that may be contained in change in control severance agreements of the recipient. As such, the vesting of awards granted in 2010 and thereafter to Mr. Bihl, Mr. Heggestad and Ms. Erickson will not be accelerated merely upon completion of a change in control as was provided in their change in control severance agreements. See the heading “Grant of Plan-Based Awards—2005 Stock Incentive Plan” for a description of the circumstances under which equity awards that were held at the end of fiscal 2010 will accelerate following a change in control.
Potential Payments to Named Executive Officers
               The following table quantifies the potential payments payable upon termination of each of our named executive officers under various scenarios triggering benefits under the Executive Severance Pay Plan and the change in control severance agreements described above, in each case assuming, for calculation purposes, an effective date of January 1, 2011. Notwithstanding the table below, in accordance with Section 409A of the Internal Revenue Code, certain amounts payable upon a termination of employment to our named executive officers and other key employees will not be paid out for at least six months following termination of employment. As permitted by SEC rules, the following amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:
•	benefits accrued under our tax-qualified 401(k) plan in which all employees participate;

•
accrued vacation pay, health and life insurance plan continuation, and post-retirement health coverage under our retiree health plan and other similar amounts payable when employment terminates under programs generally applicable to our salaried employees;

•	benefits accrued under our Non-Funded Deferred Compensation and Supplemental Savings Plan described in connection with the Non-Qualified Deferred Compensation Table above; and

•
fourth quarter fiscal 2010 bonus payments under our 2010 Executive Variable Incentive Awards Plan that are paid in accordance with our plan and are not enhanced by a termination of employment or change in control.

				Without Cause
				or Good
				Reason
				Termination
				Within 12
				Months
		Without Cause		Following
	Executive Benefits and	Termination	Upon a Change	Change in
Name	Payments	($)(1)	in Control ($)(2)	Control ($)(2)
Anthony P. Bihl, III	Lump Sum Payment Based on Salary	530,000	---	1,060,000	(3)
	Annual Bonus Payment	251,750	---	1,060,000	(4)
	Acceleration of Unvested Equity Awards (5)	---	2,092,387	2,631,781
	Health and Welfare Benefits	11,221	---	12,613	(6)
	Gross-up Payment on Health and Welfare Benefits(7)	---	---	9,268
	280G Tax Gross-up Payment(8)	---	---	2,208,972

	Total	792,971	2,092,387	6,982,634

Mark A. Heggestad	Lump Sum Payment Based on Salary	311,200	---	466,800	(3)
	Annual Bonus Payment	88,692	---	280,080	(4)
	Acceleration of Unvested Equity Awards (5)	---	327,494	503,372
	Health and Welfare Benefits	15,882	---	19,650	(6)
	Gross-up Payment on Health and Welfare Benefits(7)	---	---	8,497
	280G Tax Gross-up Payment(8)	---	---	507,393

	Total	415,774	327,494	1,785,792

Whitney D. Erickson	Lump Sum Payment Based on Salary	288,100	---	288,100	(3)
	Annual Bonus Payment	68,424	---	144,050	(4)
	Acceleration of Unvested Equity Awards (5)	---	282,297	420,016
	Health and Welfare Benefits	10,886	---	10,886	(6)
	Gross-up Payment on Health and Welfare Benefits(7)	---	---	4,635
	280G Tax Gross-up Payment(8)	---	---	---

	Total	367,410	282,297	867,687

Joe W. Martin	Lump Sum Payment Based on Salary	311,700	---	311,700	(3)
	Annual Bonus Payment	74,029	---	155,850	(4)
	Acceleration of Unvested Equity Awards (5)	---	---	696,051
	Health and Welfare Benefits	573	---	573	(6)

				Without Cause
				or Good
				Reason
				Termination
				Within 12
				Months
		Without Cause		Following
	Executive Benefits and	Termination	Upon a Change	Change in
Name	Payments	($)(1)	in Control ($)(2)	Control ($)(2)
	Gross-up Payment on Health and Welfare Benefits (7)	---	---	---
	280G Tax Gross-up Payment(8)	---	---	---

	Total	386,302	---	1,164,174

Jeanne M. Forneris	Lump Sum Payment Based on Salary	300,000	---	300,000 (3)
	Annual Bonus Payment	53,040	---	120,000 (4)
	Acceleration of Unvested Equity Awards (5)	---	---	48,000
	Health and Welfare Benefits	4,313	---	10,502 (6)
	Gross-up Payment on Health and Welfare Benefits (7)	---	---	---
	280G Tax Gross-up Payment(8)	---	---	---

	Total	357,353	---	478,502

(1)
Mr. Bihl, Mr. Heggestad, Ms. Erickson, Mr. Martin and Ms. Forneris are each entitled to the lump sum salary payments, pro-rated bonus payments and health and welfare benefit amount in this column pursuant to our executive severance pay plan, as described in more detail under the heading above “Executive Severance Pay Plan.”

(2)	Represents amounts that would be paid pursuant to the change in control severance agreements, as described in more detail under the heading above “Change in Control Severance Agreements.”

(3)
Represents a lump sum cash payment equal to (a) two times his 2010 annual salary for Mr. Bihl, (b) one and one-half times his 2010 annual salary for Mr. Heggestad and (c) one times their respective 2010 annual salary for Ms. Erickson, Mr. Martin and Ms. Forneris, pursuant to their change in control severance agreements.

(4)
Represents a lump sum cash payment equal to (a) two times his 2010 target bonus under our 2010 Executive Variable Incentive Awards Plan for Mr. Bihl, (b) one and one-half times his 2010 target bonus under our 2010 Executive Variable Incentive Awards Plan for Mr. Heggestad and (c) one times their respective 2010 target bonus under our 2010 Executive Variable Incentive Awards Plan for Ms. Erickson, Mr. Martin and Ms. Forneris.

(5)
The acceleration of unvested equity awards is described in footnote (1) under the heading “Outstanding Equity Awards at Fiscal Year End”. For unvested stock options the value is based on the difference between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of January 1, 2011, which is based on the closing market price of our common stock on December 31, 2010 ($18.86), the last trading day prior to January 1, 2011, and (b) the exercise price of the options. Fair market value is based on the closing market price of our common stock. For restricted stock awards the value is based on the closing market price on December 31, 2010 ($18.86).

(6)
Represents our payment obligations with respect to the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for continued health and dental benefits and the excess cost over the amount the executive was paying as an active employee for continued life insurance for 12 months assuming (1) the same medical, dental and life insurance coverage elections that the officer had as of January 1, 2011, (2) 2011 COBRA premium rate, which is 102 percent of the active employee rate for 2011, (3) monthly employee contributions at amounts as of January 1, 2011, (4) 2010 annualized benefit compensation, which is equal to the executive’s December 31, 2010 base salary plus bonus and commissions paid in the previous 12 months, used to calculate life rates, and (5) basic life rate of $0.08 per month per $1,000 unit of coverage.

(7)
The value of the gross-up payment to cover the executive’s tax liability in connection with our payments of the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for continued health and dental benefits for 12 months is based on a federal income tax rate of 35 percent, a state income tax rate of 7.85 percent and a FICA (Medicare) rate of 1.45 percent. Mr. Martin and Ms. Forneris are not eligible for this gross-up related to a change in control.

(8)
Reflects that we would be obligated to make 280G gross-up payments to Mr. Bihl, Mr. Heggestad and Ms. Erickson, assuming the change in control was effective on January 1, 2011. Excise taxes under 280G apply only when change in control payments are in excess of the 280G safe harbor amount. The 280G safe harbor amount is generally three times the average of the executive’s taxable compensation for the five years prior to a change in control. For an officer employed with the company for less than 5 years, the officer’s first year of compensation is annualized and the 280G safe harbor amount is three times the average of the executive’s taxable compensation for the years employed. Based on this calculation of the 280G safe harbor amount for each of our named executive officers and the total change in control payments set forth in the table above, Mr. Bihl and Mr. Heggestad would be subject to 280G excise taxes and Ms. Erickson would not be subject to excise tax due to the safe harbor. Mr. Martin and Ms. Forneris are not eligible for this gross-up.

Compensation Committee Interlocks and Insider Participation
               During fiscal year 2010, D. Verne Sharma (Chair), Albert Jay Graf, Richard B. Emmitt, and Thomas E. Timbie served as members of our compensation committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee. None of the members of our compensation committee have been an officer or employee of us or one of our subsidiaries.
Securities Authorized for Issuance Under Equity Compensation Plans
               We maintain three compensation plans under which we have issued, and in the case of two plans, may further issue shares of our common stock: our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan, all of which have been approved by our stockholders.
               Our stockholders approved the 2005 Stock Incentive Plan at the 2005 annual stockholder meeting and we subsequently terminated our 2000 Equity Incentive Plan. To the extent that any shares subject to outstanding options under the 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of January 1, 2011, there were an aggregate of 6,470,045 options outstanding under the 2000 Equity Incentive Plan and the 2005 Stock Incentive Plan.
               Restricted stock awards granted under the 2005 Stock Incentive Plan are considered issued and outstanding at the grant date. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Stock Incentive Plan. The option pool is reduced by two shares for each restricted share granted.
               Our Employee Stock Purchase Plan permits employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation each quarter, subject to certain limitations, to purchase shares of our common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. As of January 1, 2011, we have issued 1,538,926 shares of common stock under our Employee Stock Purchase Plan and we have 461,074 shares available for future issuance.

               The following table sets forth information as of January 1, 2011, regarding the number of shares of our common stock that may be issued under our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan.
EQUITY COMPENSATION PLAN INFORMATION

	Column A:	Column B:	Column C:
Number of Securities
	To Be Issued Upon		Number of Securities Remaining
	Exercise of Outstanding	Weighted-Average	Available For Future Issuance
	Options and Vesting of	Exercise Price of	Under Equity Compensation Plans
	Restricted Stock	Outstanding	(Excluding Securities Reflected In
Plan Category	Awards(1)	Options	Column A) (2)

Equity compensation plans approved by stockholders	6,803,309	$16.55	5,824,272
Equity compensation plans not approved by stockholders	---	---	---

Total	6,803,309	$16.55	5,824,272

(1)	Column A above consists of 6,470,045 outstanding stock options and 333,264 unvested restricted stock awards.

(2)
Column C above consists of 461,074 shares of common stock available for future issuance under our Employee Stock Purchase Plan and 5,363,198 shares of common stock available for issuance under our 2005 Stock Incentive Plan.

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSAL 2
          In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve a non-binding, advisory resolution on the Company’s compensation of our named executive officers as reported in this proxy statement. Our executive compensation programs are designed to support the Company’s long-term success. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee and board of directors have structured our executive compensation program to achieve the following key objectives:
•	Align executive interests with stockholder interests in sales growth, net income, cash flow and long-term stock price appreciation;

•	Set base and overall compensation at levels that support our efforts to attract and retain experienced executive talent to operate in a highly demanding environment; and

•	Reward performance, company growth, business improvement and advancement of long-term strategic initiatives.
          Our board of directors believes that our executive compensation program as a whole and each individual element of the program attracts, motivates and retains executives necessary to achieve our objectives and benefit our stockholders. Highlights of our named executive officer compensation programs and policies are as follows:
•
We target total compensation (consisting of base salary, annual cash incentives and long-term incentive equity award values) for executives to be competitive in the market, based on compensation data of comparable companies;

•
Our compensation programs include a meaningful portion of an executive’s total potential compensation as a fixed base salary and do not encourage excessive and unnecessary risks that would threaten the value of the Company;

•	A significant portion (ranging from 65% to 80%) of total compensation for our named executive officers is performance-based or “at risk”;

•
Our named executive officers receive long-term equity awards subject to long-term vesting requirements. These long-term incentives constitute between 70% and 85% of our executives’ total performance based compensation. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance; and

•
Due to our financial results, our named executive officers received above-target payouts under the 2010 Executive Variable Incentive Awards Plan (EVIP). Compared to the EVIP objectives, which were derived from our overall fiscal year operating plan and approved by the compensation committee, actual results exceeded the net income and cash flow objectives, but fell short of the sales objective. As a result, payouts under the 2010 EVIP to our named executive officers were made at 117% of target performance level.

          We urge stockholders to read the “Compensation Discussion and Analysis”, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.
          We are asking stockholders to approve the following non-binding, advisory resolution at the 2011 Annual Stockholders Meeting:
RESOLVED, that the stockholders of American Medical Systems Holdings, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation

Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Stockholders Meeting.
          This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our board of directors. Nonetheless, the board of directors values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The board of directors recommends that you vote FOR Proposal 2.
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSAL 3
          We will seek an advisory vote on the compensation of our named executive officers at least once every three years. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal we are asking stockholders to vote on whether future advisory votes on compensation of our named executive officers should occur every year, every two years or every three years.
          The compensation committee has long been comprised solely of members that are considered independent of the Company and compensation committee decisions are ratified by the full board of directors. After careful consideration, the compensation committee and board of directors recommend that future advisory votes on compensation of our named executive officers occur every THREE years (triennially). We believe that this frequency is appropriate for a number of reasons, including:
•
A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of our short-term and long-term incentive programs, compensation strategies and Company performance, and will also provide sufficient time for the compensation committee and board of directors to respond thoughtfully to stockholder input and implement any resultant changes;

•	Our compensation programs are designed to reward and incentivize long-term performance and a triennial vote aligns best with the vesting period of four years for our equity awards;

•
Our compensation programs do not change significantly from year to year and we continue to emphasize the same financial measures that determine the annual incentive plan payout (sales, net income, and cash flow), as we believe such measures align executive interests with stockholders’ interests;

•	We seek to be consistent in our process and continue to use market data as a primary factor in determining compensation levels, along with incorporating performance-based measures; and

•
The compensation committee is responsible for overseeing how our management addresses the risks relating to our executive compensation plans and our compensation program discourages excessive and unnecessary risks that would threaten the value of the Company.

          For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year period and to review our named executive officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table of this proxy statement. In addition, we believe that a triennial advisory vote on the compensation of our named executive officers reflects the appropriate time frame for our compensation committee and the board of directors to evaluate the results of the most recent advisory vote on named executive compensation; discuss the implications of that vote with stockholders to the extent needed; develop and implement any adjustments to our named executive compensation programs that may be appropriate; and for stockholders to see and evaluate the compensation committee’s actions in context.

          Because the advisory vote on compensation of our named executive officers will occur after we have already implemented executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, it may not be feasible to fully address and respond to any one year’s advisory vote on named executive compensation by the time of the following year’s annual meeting of stockholders.
          The board of directors recommends that you vote to hold an advisory vote on compensation of our named executive officers every THREE years. When voting on this Proposal, you have four choices: you may elect that we hold an advisory vote on compensation of our named executive officers every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders prefer. The opportunity to vote is required pursuant to Section 14A of the Exchange Act. However, the vote on this Proposal is not binding upon us, and the board of directors may decide that it is in the best interests of our stockholders and our Company to hold an advisory vote on compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The board of directors will consider the outcome of the vote when making future decisions on executive compensation.
The board of directors recommends that you vote to conduct future advisory votes on compensation of our named executive officers every THREE years.
PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
               The following table presents information about the beneficial ownership of our common stock as of March 15, 2011, unless otherwise indicated. The information is given for: each stockholder who we know beneficially owns more than five percent of our issued and outstanding common stock, each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
               Unless otherwise indicated, the business address for each of our stockholders in the table is 10700 Bren Road West, Minnetonka, Minnesota 55343, and each stockholder exercises sole voting and investment power over the shares reflected in the table.

		Shares of Common Stock
		Beneficially Owned (1) (2)
	Shares Subject to		Percent of
Name of Beneficial Owner	Options (3)	Amount (4)	Class

FMR Corp.(5)	---	8,862,588	11.5%
BlackRock, Inc.(6)	---	8,126,694	10.6%
Neuberger Berman Group LLC(7)	---	7,835,639	10.2%
Kornitzer Capital Management, Inc.(8)	---	3,836,456	5.0%
The Vanguard Group, Inc.(9)	---	3,828,466	5.0%
Anthony P. Bihl, III	299,035	355,797	*
Richard B. Emmitt	140,136	142,256	*
A. Jay Graf	155,277	157,397	*
Jane E. Kiernan	120,136	122,256	*
Robert McLellan, M.D.	80,136	82,256	*
Christopher H. Porter, Ph.D.	160,136	162,256	*
D. Verne Sharma	120,136	122,256	*
Thomas E. Timbie	120,136	122,256	*
Mark A. Heggestad	250,977	273,155	*
Whitney D. Erickson	197,142	214,568	*
Joe W. Martin	77,142	88,386	*
Jeanne M. Forneris	25,000	30,480	*
All directors and executive officers as a group (17 persons) (10)	2,203,013	2,393,013	3.1%
                 * Less than one percent of the issued and outstanding shares

(1)
Based on 76,997,869 shares of common stock issued and outstanding on March 15, 2011. Shares not issued and outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days from March 15, 2011, are treated as issued and outstanding only when calculating the amount and percent owned by such person or group.

(2)
The shares of common stock include the following numbers of shares subject to restricted stock grants which vest over time and are subject to forfeiture until vested: Mr. Bihl – 42,650 shares; Mr. Heggestad – 13,338 shares; Ms. Erickson –10,225 shares; Mr. Martin – 10,225 shares; Ms. Forneris – 4,240 shares; and 2,120 shares for each non-employee director.

(3)	All amounts in this column reflect shares subject to options that are vested or that will vest within 60 days of March 15, 2011.

(4)	Numbers are rounded to the nearest whole number.

(5)
On February 14, 2011, FMR LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, 8,862,588 shares are beneficially owned by the company, of which they have 276,286 shares of sole voting power and 8,862,588 shares of sole dispositive power. The address of FMR LLC is 82 Devonshire St, Boston, Massachusetts 02109.

(6)
On March 11, 2011, BlackRock, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of February 28, 2011, 8,126,694 shares are beneficially owned by the company, of which they have sole voting power and sole dispositive power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
On February 14, 2011, Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, Neuberger Berman Group LLC is the sole parent of both Neuberger Berman LLC and Neuberger Berman Management LLC. Neuberger Berman LLC is deemed the beneficial owner of the shares, which are owned by many unrelated clients, since it has shared dispositive power for 7,835,639 shares and shared voting power with respect to 6,892,255 shares. Neuberger Berman Management LLC beneficially owns 6,320,165 of the shares with Neuberger Berman LLC since it also has shared voting and dispositive power with respect to those securities. Neuberger Berman Equity Funds beneficially owns 6,293,365 of the shares since it has shared voting and dispositive power with respect to those securities. Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-adviser and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. The address of Neuberger Berman LLC is 605 Third Ave, New York, New York 10158.

(8)
On January 21, 2011, Kornitzer Capital Management, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, 3,836,456 shares are beneficially owned by the company, of which they have 3,836,456 shares of sole voting power and 3,730,615 shares of sole dispositive power and 105,841 shares of shared dispositive power. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas, 66205.

(9)
On February 10, 2011, The Vanguard Group, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, 3,828,466 shares are beneficially owned by the company, of which they have 98,311 shares of sole voting power and shared dispositive power and 3,730,155 share of sole dispositive power. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.

(10)
The number of shares beneficially owned includes 62,070 shares and 457,624 shares issuable upon exercise of options beneficially owned by our executive officers other than our named executive officers that are included separately in this table.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS
               Our board of directors recognizes that related person transactions can present potential or actual conflicts of interest and may appear to be motivated by interests other than the best interests of the company and its stockholders. Notwithstanding these considerations, the board recognizes that there are situations where related person transactions may be in the best interests of the company and its stockholders. Accordingly, our board of directors has delegated to our audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related person transactions prior to the effectiveness or consummation of the transaction. If advance approval is not practicable, the committee may review and, in its discretion, ratify the transaction at the next audit committee meeting. With respect to a related person transaction arising between audit committee meetings, the chief financial officer or the director of internal audit may present it to the audit committee chair, who will review and may approve the related person transaction subject to ratification by the audit committee at their next meeting. In addition, any related person transaction previously approved by the committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the committee, if any, and that all required disclosures regarding the related person transaction are made.
               Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were or will be a participant and a related person had or will have a direct or indirect material interest. The board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and/or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10 percent equity interest (other than a general partnership interest) in another entity which is a party to the transaction.
               A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards in our policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the committee will review all related person transactions, regardless of amount, and consider the related person’s relationship to the company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss), the approximate total dollar value involved in the related person transaction, whether the transaction was undertaken in the ordinary course of business of the company, whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party, the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties, the purpose of, and the potential benefits to the company of, the transaction, whether disclosure of the related person transaction is required under Item 404(a) of Regulation S-K, and any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
               The audit committee will review all relevant information available to it about the related person transaction. The committee may approve or ratify the related person transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interests of the company and its stockholders. The committee may, in its sole discretion, impose such conditions as it deems appropriate on the company or the related person in connection with approval of the related person transactions. There were no related person transactions noted during fiscal 2010.

RATIFICATION OF AUDITORS
PROPOSAL 4
               The audit committee of our board has approved the engagement of Ernst & Young LLP to audit our consolidated financial statements for our fiscal year ending December 31, 2011. Ernst & Young LLP has been our independent registered public accounting firm since 1998.
               Although not required to do so, the board of directors wishes to submit the selection of Ernst & Young LLP to the stockholders for ratification. The board recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011. Unless a different choice is given, proxies solicited by the board will be voted FOR the ratification of Ernst & Young LLP. If the selection of Ernst & Young LLP is not ratified, the audit committee will reconsider its selection.
               We expect at least one representative of Ernst & Young LLP to be present at the Annual Meeting. The representative(s) will have an opportunity to make a statement and will be available to respond to appropriate questions.
AUDIT COMMITTEE REPORT
               The responsibility of the audit committee of the board of directors is to oversee our accounting and financial reporting processes, the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting. Management is responsible for our accounting and financial reporting processes, preparing our consolidated financial statements and maintaining internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).
               In performing its oversight function, the audit committee reviewed and discussed our audited financial statements with management and Ernst & Young, including Management’s Discussion and Analysis, included in our Annual Report on Form 10-K and the results of Ernst & Young’s reviews of our interim consolidated financial statements. Management and Ernst & Young represented that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee’s reviews included a discussion of:
•	our critical accounting policies;

•	the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements;

•	the clarity and completeness of financial disclosures;

•	the adequacy of internal controls that could have a material effect on the accuracy of our consolidated financial statements and any material changes in our internal control over financial reporting;

•	the report of internal control over financial reporting; and

•	the potential effects of regulatory and accounting initiatives on our company’s consolidated financial statements.
               The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for our fiscal year ended January 1, 2011. These statements set forth requirements pertaining to the independent auditor’s communications with the audit committee regarding the conduct of the audit. The audit committee received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. This standard requires the independent auditor to disclose in writing to the audit committee all relationships between the auditor and AMS that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the audit committee. The audit committee discussed with Ernst & Young its independence and considered in advance whether the provision of any non-audit services by Ernst & Young is compatible with maintaining their independence.
               Based on the reviews and discussions of the audit committee described above, subject to the limitations on the responsibilities of the audit committee discussed above and in the Audit Committee Charter (a copy of which is available at www.AmericanMedicalSystems.com), the audit committee recommended to the board of directors that such financial statements be included in our Annual Report on Form 10-K for the year ended January 1, 2011.
Jane E. Kiernan (Chair)
Albert Jay Graf
Thomas E. Timbie
               The foregoing Audit Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.
AUDIT AND NON-AUDIT FEES
               The audit committee has a formal policy concerning the approval of audit and non-audit fees for services to be provided by our independent registered public accountants. This policy requires the pre-approval of all audit fees, engagement fees and terms, permitted non-audit engagements and tax fees, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended. The chair of the audit committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full audit committee meeting, provided such pre-approvals are then reported to the full audit committee at its next scheduled meeting. All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations and were approved in advance by the audit committee in accordance with the rules adopted by the Securities and Exchange Commission to implement requirements of the Sarbanes-Oxley Act of 2002.
               During fiscal years 2010 and 2009, Ernst & Young provided various audit and audit-related services. Other than as set forth below, no professional services were rendered or fees billed by Ernst & Young during these years.

	Aggregate Amount Billed
	2010	2009
Audit fees (1)	$1,271,000	$1,355,200
Audit-related fees (2)	22,000	22,000
Tax fees(3)	6,700	69,767

Total	$1,299,700	$1,446,967

(1)
These fees consisted of the annual and statutory audits of our financial statements for fiscal years 2010 and 2009, reviews of the financial statements included in our Forms 10-Q for 2010 and 2009, the audit of our internal control over financial reporting for 2010 and 2009, assistance and review of our response to a comment letter received from the SEC and consents for securities offerings.

(2)	These fees related to audits of employee benefit plans.

(3)	These fees in 2010 and 2009 consisted of tax advice related to our convertible note exchange transaction that occurred in 2009.

OTHER BUSINESS
               This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the board for other business, if any, that may properly come before the Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
               Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers, and greater than ten percent stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file.
               To our knowledge, based on review of the copies of such reports furnished to us during the year ended January 1, 2011, and based on representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock, were filed on a timely basis during the fiscal year ended January 1, 2011.
PROPOSALS FOR THE NEXT ANNUAL MEETING
               Stockholder proposals intended to be presented in our proxy materials for the next annual meeting of stockholders must be received by December 1, 2011, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in our proxy statement must notify us by February 14, 2012. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting of stockholders will have discretionary authority to vote on the proposal.
DIRECTOR NOMINATIONS
               Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2012 Annual Meeting must submit their recommendation by December 1, 2011, to allow time for meaningful consideration and evaluation of the nominees by the nominating/corporate governance committee.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
               Stockholders may communicate with the board of directors by sending correspondence, in care of our Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, with an instruction to forward the communication to the board of directors, or, if desired, to a particular director. Our Corporate Secretary will promptly forward all such stockholder communications to the board or the specified director.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
               The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. This rule allows us to send a single annual report and proxy statement to any household at which two or more AMS stockholders reside if we believe that the stockholders are members of the same family. Some banks, brokers, and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both our stockholders and us. It reduces the volume of duplicate information received at your address and helps us reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.

               If your household has previously received a single set of disclosure documents, but you would prefer to receive your own copy this year or in future years, you should contact your bank, broker, or other nominee record holder. We can also deliver a separate copy of our annual report or proxy statement to any stockholder upon either written request to American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations, or upon oral request to (952) 930-6000. Similarly, if you share an address with another AMS stockholder and together both of you wish to receive only a single set of our annual disclosure documents, please follow the same instructions.
ANNUAL REPORT
     A COPY OF OUR 2010 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS THAT WILL BE FURNISHED UPON PAYMENT OF A FEE) HAS BEEN SENT WITH THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. THE ANNUAL REPORT ON FORM 10-K DESCRIBES OUR FINANCIAL CONDITION AS OF JANUARY 1, 2011.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please detach here The Board of Directors Recommends a Vote FOR all nominees for director, FOR Items 2 and 4, and THREE years for Item 3. 1. Election of directors: 01 Richard B. Emmitt Vote FOR all nominees Vote WITHHELD 02 Christopher H. Porter, Ph.D. (except as marked) from all nominees 03 D. Verne Sharma (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. A non-binding, advisory vote to approve the compensation of our named executive officers as described in our proxy statement. For Against Abstain 3. A non-binding, advisory proposal to determine the frequency of future votes on the compensation of our named executive officers. 3 Years 2 Years 1 Year Abstain 4. Proposal to ratify the selection of ERNST & YOUNG LLP as our independent auditor for 2011. For Against Abstain 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF STOCKHOLDERS Thursday, April 28, 2011 10:00 a.m. Central Time 10700 Bren Road West Minnetonka, Minnesota 55343 American Medical Systems Holdings, Inc. 10700 Bren Road West Minnetonka, Minnesota 55343 proxy Important notice regarding internet availability of proxy materials for the Annual Meeting of Stockholders to be held on Thursday April 28, 2011. The Proxy Statement and Annual Report for the Annual Meeting on April 28, 2011 are available at: http://materials.proxyvote.com/02744M. This proxy is solicited by the Board of Directors for use at the Annual Meeting. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” all nominees for director, “FOR” Items 2 and 4, and “Three Years” for Item 3. By signing the proxy, you revoke all prior proxies and appoint Anthony P. Bihl, III and Mark A. Heggestad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.